          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL __, 2002
                                                           REGISTRATION NO. 333-

 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                               MARKEL CORPORATION
             (Exact name of registrant as specified in its charter)



         VIRGINIA                            6331                   541359284
(State of other jurisdiction of  (Primary Standard Industrial     IRS Employer
incorporation or organization)    Classification Code Number)   Identification
                                                                   Number

                             4521 Highwoods Parkway
                        Glenn Allen, Virginia 23060-6148
                                 (804) 747-0136
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                                Gregory B. Nevers
                    Senior Vice President and General Counsel
                             4521 Highwoods Parkway
                        Glenn Allen, Virginia 23060-6148
                                 (804) 747-0136
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                 WITH COPIES TO:


          Leslie A. Grandis                    Robert H. Craft, Jr.
           McGuireWoods LLP                    Sullivan & Cromwell
          One James Center                 1701 Pennsylvania Ave., NW
     Richmond, Virginia 23219             Washington, D.C.  20006-5805
           (804) 775-1000                       (202) 956-7500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                                                 PROPOSED
  TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM             MAXIMUM               AMOUNT OF
    SECURITIES TO BE             AMOUNT TO BE      OFFERING PRICE PER           AGGREGATE            REGISTRATION
       REGISTERED                 REGISTERED              UNIT              OFFERING PRICE (1)          FEE (1)

-------------------------------------------------------------------------------------------------------------------------
7.2% Notes due 2007 ........... $   75,000,000            100%                 $ 70,019,251             $ 6,442
-------------------------------------------------------------------------------------------------------------------------

7.0% Notes due 2008 ........... $  100,000,000            100%                 $ 91,200,000             $ 8,391
-------------------------------------------------------------------------------------------------------------------------
Total ......................... $  175,000,000                                 $161,219,251             $14,833
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

/1/ Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) (2), based upon the book value of the outstanding notes to be exchanged hereunder.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE

Prospectus and Consent Solicitation Statement

                                U.S. $175,000,000

                            [MARKEL CORPORATION LOGO]

                                 Exchange Offers
                                Existing Notes of

                Markel International Limited, formerly Terra Nova
                           Insurance (UK) Holdings plc

                                  Exchanged for
                                  New Notes of
                               Markel Corporation
                        and Solicitation of Consents for
                            Amendment of the Related
                                   Indentures


------------------------------------------------------------------------------------------------------------------------------------
Aggregate Principal             Description of                     CUSIP            Description of        Consent Payment per $1,000
      Amount                    Existing Notes                     NUMBER         Markel's New Notes           Principal Amount
      ------                    --------------                     ------         ------------------           ----------------
------------------------------------------------------------------------------------------------------------------------------------
    $75,000,000      7.2% Terra Nova Notes due August 15, 2007    88100DAC9   7.2% Markel Notes due 2007    $
   $100,000,000      7.0% Terra Nova Notes due May 15, 2008       88100DAE5   7.0%  Markel Notes due 2008   $
------------------------------------------------------------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

     EACH OF THE EXCHANGE OFFERS EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MAY __, 2002, UNLESS EXTENDED. THE CONSENT PAYMENT DEADLINE IS MAY , 2002.
TENDERS MAY ONLY BE WITHDRAWN AT ANY TIME PRIOR TO THE CONSENT PAYMENT DEADLINE.
  ------------------------------------------------------------------------------

We are offering to exchange your Terra Nova notes of either series listed above for new Markel notes having the same principal amount, interest rate, redemption terms and payment and maturity dates and providing for accrued interest from the last date for which interest has been paid on those Terra Nova notes.

If you tender your Terra Nova notes in the exchange offers, you will be deemed to consent to the amendments to the respective indenture under which those Terra Nova notes were issued. We describe those amendments in this prospectus under "The Proposed Amendments." We will not be required to complete either exchange offer or to make the consent payments relating to that exchange offer if we do not receive valid consents sufficient to effect the amendments with respect to both series of notes listed above, although we are free to waive this or any other condition with respect to either of the exchange offers.

The time by which you must tender the applicable series of Terra Nova notes in order to be eligible to receive the consent payment, which we refer to as the consent payment deadline, will be 5:00 p.m., New York City time, on May __, 2002, unless extended. Consents may be revoked at any time prior to the consent payment deadline. We will pay an amount in cash equal to the applicable consent payment listed above to each holder of Terra Nova notes accepted for exchange if the holder has tendered those notes before the consent payment deadline.

We do not intend to list the Markel notes to be issued in the exchange offers on any national securities exchange or on The Nasdaq Stock Market.

For a discussion of the risks that you should consider in evaluating the exchange offers and consent solicitations, see "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the exchange offers or passed upon the adequacy or accuracy of this prospectus and consent solicitation statement. Any representation to the contrary is a criminal offense.

None of Markel, Terra Nova, the exchange agent, the information agent, the trustee under the Terra Nova indentures, the trustee under the Markel indentures or the dealer manager makes any recommendation as to whether or not holders of Terra Nova notes should exchange their securities in the applicable exchange offer and consent to the proposed amendments to the Terra Nova indentures.


    The dealer manager for the exchange offers and consent solicitations is:

                                    JPMorgan

April __, 2002

The exchange offers and consent solicitations are not being made to, nor will Markel accept, exchanges or consents from, holders of either series of Terra Nova notes in any jurisdiction in which the exchange offers, the consent solicitations or the acceptance of outstanding Terra Nova notes of that series in exchange for the Markel notes would violate the securities or blue sky laws of that jurisdiction.

You should rely only on the information contained or incorporated by reference in this prospectus and consent solicitation statement. We have not authorized any person (including any dealer, salesman or broker) to provide information or make any representations other than that provided in this prospectus and consent solicitation statement and, if given or made, that information or representation must not be relied upon as having been authorized by Markel, Terra Nova, the dealer manager or any agent or dealer. We are not making an offer of Markel notes in any state where the offer is not permitted. You should not assume that the information in this prospectus and consent solicitation statement is accurate as of any date other than the date on the cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.


                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Summary...........................................................         1
Risk Factors......................................................         8
Cautionary Statement Regarding
  Forward-Looking Statements......................................        11
Where You Can Find More Information...............................        12
The Exchange Offers...............................................        13
Description of Differences between the Terra
Nova Notes and the Markel Notes...................................        21
The Proposed Amendments...........................................        30
Certain Related Transactions......................................        32
Descriptions of Markel Notes......................................        33
Material U.S. Federal Income Tax
Consequences......................................................        41
Validity of Notes.................................................        45
Experts...........................................................        45

                                     SUMMARY

The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. To understand these exchange offers and consent solicitations fully and for a more complete description of the legal terms of these exchange offers and consent solicitations, you should read carefully this entire prospectus and the more detailed financial information and consolidated financial statements, including the notes to the financial statements, included or incorporated by reference in this prospectus and consent solicitation statement. In particular, you should carefully consider the information set forth under "Risk Factors." Unless otherwise indicated, as used in this prospectus, the terms "we," "our" and "us" refer to Markel Corporation and its subsidiaries.

Markel Corporation

We are a specialty property and casualty insurer. We market and underwrite specialty insurance products and programs to a variety of niche markets. We seek to provide quality products and excellent customer service so that we can be a market leader. We operate in three distinct areas of the specialty insurance market:

      .     the excess and surplus lines market,


      .     the specialty admitted market, and


      .     the London insurance market.


Our financial goals are to earn consistent underwriting profits and superior investment returns in order to build shareholder value. We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148. Our telephone number is (804) 747-0136.

Terra Nova

Markel International Limited, formerly Terra Nova Insurance (UK) Holdings plc, is a wholly owned subsidiary of Terra Nova (Bermuda) Holdings Ltd. and is the issuer of the Terra Nova notes. We refer to Markel International Limited as Terra Nova.

Terra Nova is a company organized under the laws of England and Wales with principal executive offices located at 49 Leadenhall Street, London EC3A 2EA England, telephone number 44-207-953-6000.

Bermuda Holdings

On March 24, 2000, we acquired Terra Nova. Bermuda Holdings Ltd., which we refer to as Bermuda Holdings. Bermuda Holdings is our direct wholly owned subsidiary and is the holding company for our international operations known as Markel International. At the same time, our existing U.S. operations became Markel North America. All of the financial information in this prospectus includes the results of Bermuda Holdings only since the date of acquisition.

Bermuda Holdings, and its direct and indirect subsidiaries, including Terra Nova, write specialty property, casualty, marine and aviation insurance on a direct and reinsurance basis. Business is written worldwide, with the majority coming from the United Kingdom and the United States. Bermuda Holdings is the guarantor of the Terra Nova notes.

Bermuda Holdings is a Bermuda company with principal executive offices located at Richmond House, 12 Par-la-ville Road, Hamilton NMO8, Bermuda, telephone number 44-1-292-7731.

                   Markel Corporation Selected Financial Data

(dollars in millions, except per share data)/(1)/

                                                                                   Year Ended December 31,
                                                                    ----------------------------------------------------
                                                                      2001         2000       1999       1998     1997
                                                                    ----------------------------------------------------
Results of Operations
Earned premiums...............................................       $ 1,207    $   939    $   437    $   333    $   333
Net investment income.........................................           171        154         88         71         69
Total operating revenues......................................         1,397      1,094        524        426        419
Net income (loss).............................................          (126)       (28)        41         57         50
Comprehensive income (loss)...................................           (77)        81        (40)        68         92

Financial Position
Total investments and cash....................................       $ 3,591    $ 3,136    $ 1,625    $ 1,483    $ 1,410
Total assets..................................................         6,441      5,473      2,455      1,921      1,870
Unpaid losses and loss adjustment expenses....................         3,700      3,037      1,344        934        971
Convertible notes payable.....................................           116         --         --         --         --
Long-term debt................................................           265        573        168         93         93
8.71% Capital Securities......................................           150        150        150        150        150
Shareholders' Equity..........................................         1,085        752        383        425        357

Per Share Data
Net income (loss) (diluted)...................................       $(14.73)   $ (3.99)   $  7.20    $ 10.17    $  8.92
Book value as of year-end.....................................        110.50     102.63      68.59      77.02      65.18


/(1)/ Reflects the acquisitions of Gryphon Holding Inc. (January 15, 1999) and Terra Nova (Bermuda) Holdings Ltd. (March 24, 2000) using the purchase method of accounting. Also reflects the issuance in 2001 of 2.5 million common shares with net proceeds of $408 million.

The information as of and for each of the years in the five-year period ended December 31, 2001 has been derived from and should be read in conjunction with our audited consolidated financial statements and footnotes incorporated by reference into this prospectus. See "Where You Can Find More Information." Certain reclassifications of prior years' amounts have been made to conform with 2001 presentations.

           Terra Nova (Bermuda) Holdings Ltd. Selected Financial Data

(dollars in millions, except per share data)

                                                                                    Year Ended December 31,
                                                                    -----------------------------------------------------
                                                                    2001/(1)/  2000/(1)/       1999    1998/(2)/     1997
                                                                    -----------------------------------------------------
Results of Operations
Earned premiums...............................................         $540    $   604      $   585    $   547    $   419
Net investment income.........................................           76         85           94         93         85
Total operating revenues......................................          633        697          706        658        520
Net income (loss).............................................         (121)      (132)         (35)        72         73
Comprehensive income (loss)...................................         (110)      (100)        (123)        96         93

Financial Position
Total investments and cash....................................       $1,424    $ 1,369      $ 1,491    $ 1,575    $ 1,476
Total assets..................................................        3,076      2,637        2,632      2,479      2,220
Unpaid losses and loss adjustment expenses....................        2,173      1,672        1,410      1,209      1,158
Long-term debts...............................................          173        175          175        175        175
Shareholder's Equity..........................................          169        279          444        571        482

Per Share Data
Net income (loss) (diluted)...................................           --         --      $ (1.38)   $  2.77    $  2.82
Cash dividends................................................           --         --         0.24       0.23       0.17
Book value as of year-end.....................................           --         --        17.50      22.51      18.96

/(1)/ On March 24, 2000, Markel acquired Terra Nova (Bermuda) Holdings Ltd. As a wholly-owned subsidiary of Markel, per share data is no longer relevant.

/(2)/ Net income, comprehensive income and net income per share are stated after an extraordinary charge of $11.6 million or $0.45 per share associated with debt refinancing in May 1998.

The information as of and for each of the years in the five-year period ended December 31, 2001 has been derived from and should be read in conjunction with Bermuda Holdings audited consolidated financial statements and footnotes incorporated by reference into this prospectus. See "Where You Can Find More Information." Certain reclassifications of prior years' amounts have been made to conform with 2001 presentations.

___________________
/(1/

    Questions and Answers about the Exchange Offers and Consent Solicitations

Q:       Why is Markel Making the Exchange Offers and the Consent Solicitations?

A: The exchange offers and the proposed amendments are intended to reduce our expenses by eliminating the need to prepare and file separate financial statements and reports for Bermuda Holdings, as well as to allow us to simplify our capital structure.

Q:       What Will I Receive in the Exchange Offers and Consent Solicitations?

A: For each $1,000 principal amount of either series of Terra Nova notes validly tendered and accepted for exchange, Markel is offering $1,000 principal amount of Markel's newly issued notes of a corresponding series. Each series of Markel notes being offered under this prospectus and consent solicitation statement will have the same principal amount, interest rate, redemption terms and payment and maturity dates as those of the corresponding series of Terra Nova notes to be exchanged in the exchange offers, and will be issued under and governed by the terms of an indenture described in this prospectus, each of which we refer to as a Markel indenture. Instead of receiving a payment for accrued interest on Terra Nova notes you exchange, the Markel notes you receive in exchange for those Terra Nova notes will accrue interest from the last date to which interest has been paid on those Terra Nova notes.

         In addition, Markel will pay an amount in cash equal to the applicable consent payment listed on the cover page of this prospectus and consent solicitation statement to each holder of Terra Nova notes accepted for exchange if the holder has tendered those notes prior to the applicable consent payment deadline. The consent payment deadline for each exchange offer will be 5:00 p.m., New York City time, on May __, 2002, unless extended.

         As a holder of Terra Nova notes of either series, you may give your consent to the proposed amendments to the Terra Nova indentures only by tendering your Terra Nova notes in the exchange offer for that series. By so tendering, you will be deemed to have given a consent with respect to the notes of that series.

Q:       What are the Consequences of not Tendering in the Exchange Offers?

A: If the exchange offers are consummated and the proposed amendments to the Terra Nova indentures have been adopted, the amendments will apply to all Terra Nova notes not acquired in the exchange offers. All Terra Nova notes that remain outstanding after completion of the exchange offers will be governed by the Terra Nova indentures as amended by the proposed amendments, which will have less restrictive terms and afford reduced protection to the holders of the Terra Nova notes compared to those currently in the Terra Nova indentures. See "Risk Factors -- Risk Factors Relating to the Exchange Offers and Consent Solicitations -- The proposed amendments to the Terra Nova indentures will afford reduced protection to remaining holders of Terra Nova's notes." In addition, holders that do not tender in the exchange offers before the consent payment deadline will not receive the applicable consent payment, even though the proposed amendments will become effective with respect to their Terra Nova notes.

         If the exchange offers are completed, Terra Nova may apply to delist one or both series of the Terra Nova notes from the exchange on which they are listed. If a series of Terra Nova notes were delisted, then payments of interest on the applicable Terra Nova notes to holders may be subject to U.K. withholding or other deduction unless the holder provides Terra Nova with required information or forms to establish an applicable withholding exemption.

Q: How do the Terra Nova Notes Differ from the Markel Notes to be Issued in the Exchange Offers?

A: The Terra Nova notes are the obligations solely of Terra Nova guaranteed by Bermuda Holdings and are governed by the Terra Nova indentures, while the Markel notes will be the obligations solely of Markel and will be governed by the Markel indentures. The Terra Nova indentures and the Markel indentures differ in some respects, including as follows:

            . The provisions of the Terra Nova indentures limiting the ability of Bermuda Holdings and its subsidiaries to incur liens are more restrictive than the corresponding provisions of the Markel indentures.

            . The provisions of the Terra Nova indentures with respect to mergers, consolidations and sale of assets are more restrictive than the corresponding provisions of the Markel indentures.

            .     The Terra Nova indentures contain provisions requiring the filing of specified reports for Bermuda Holdings and payment of additional amounts in specified circumstances and the Markel indentures will not contain comparable provisions.

            . The Terra Nova indentures include events of default which are additional to and more broad than the events of default in the Markel indentures.

         These provisions will be eliminated from the Terra Nova indentures if the proposed amendments are adopted.

         See "Description of Differences Between the Terra Nova Notes and the Markel Notes" and "Description of the Markel Notes."

         Because Markel is a holding company that conducts all of its operations through its subsidiaries, its ability to meet its obligations under the Markel notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Markel. Payment of dividends or advances from Markel's insurance subsidiaries may require prior regulatory notice or approval. Holders of Markel notes will generally have a junior position to claims of creditors of Markel's subsidiaries, including any holders of Terra Nova notes not validly tendered and accepted in the exchange offers. As of March 31, 2002, the aggregate principal amount of outstanding long-term debt of Markel's subsidiaries to which holders of the Markel notes would have been structurally subordinated was approximately $170.5 million, all of which consists of the two series of Terra Nova notes for which Markel is making the exchange offers less the amount of Terra Nova notes held by Markel and its subsidiaries. See "Risk Factors -- Risks Relating to the Exchange Offers and Consent Solicitations -- Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the Markel notes" and "Description of the Markel Notes -- Ranking; Additional Debt."

Q: What are the U.S. Federal Income Tax Consequences to Holders that Tender Terra Nova Notes in the Exchange Offers?

A: The receipt of Markel notes and consent payments in connection with the exchange offers and consent solicitations will be a taxable transaction for U.S. federal income tax purposes, and holders of Terra Nova notes validly tendered in the exchange offers will, accordingly, recognize gain or loss, as described in the section of this prospectus and consent solicitation statement entitled "Material U.S. Federal Income Tax Consequences."

Q: What Consents are Required to Effect the Proposed Amendments to the Terra Nova Indentures and Consummate the Exchange Offers?

A: Consents from holders of a majority of the total outstanding principal amount, not including notes held by Markel and it subsidiaries, of a particular series of Terra Nova notes as of the close of business on May __, 2002 must be received in order to amend the Terra Nova indenture with respect to that series.

         As of April 5, 2002, Markel and its subsidiaries held approximately $2.0 million in total principal amount of the 7.2% Terra Nova notes and $2.5 million in total principal amount of the 7.0% Terra Nova notes. The Terra Nova notes held by Markel or its subsidiaries will not be deemed to be outstanding for determining the amount required for consent to the amendments to the Terra Nova indentures.

         Markel's obligation to complete each exchange offer and to make the consent payments relating to that exchange offer is conditioned upon, among other things, receipt of valid consents sufficient to effect the amendments with respect to both series of Terra Nova notes, although Markel is free to waive this or any other condition with respect to either of the exchange offers. For information about other conditions to Markel's obligation to complete the exchange offers and to make the consent payments, see "Conditions to the Exchange Offers and Consent Solicitations."

Q:       Will Markel Accept All Tenders of Terra Nova Notes?

A: Subject to the satisfaction or waiver of the conditions to each exchange offer, Markel will accept for exchange any and all Terra Nova notes of either series validly tendered in the applicable exchange offer on or before the expiration date of that exchange offer.

Q: When Will Markel Issue New Notes and Make Consent Payments in Exchange for Terra Nova Notes?

A: Assuming the conditions to the exchange offers are satisfied or waived, Markel will issue new notes in book-entry form and make consent payments in exchange for Terra Nova notes on the third business day following the expiration date of the applicable exchange offer or as soon as practicable after that date.

Q: When do I need to Tender My Terra Nova Notes to Receive the Applicable Consent Payment?

A: The consent payment deadline for each exchange offer is 5:00 p.m., New York City time on May __, 2002, unless extended. The consent payment deadline is the latest date and time on which you may tender your Terra Nova notes and receive the applicable consent payment if these notes are exchanged.

Q:       When do the Exchange Offers Expire?

A: The exchange offers will expire at 5:00 p.m., New York City time, on May __, 2002, unless Markel, in its sole discretion, extends either or both of the exchange offers in which case the expiration date with respect to an exchange offer will be the latest date and time to which that exchange offer is extended. See "The Exchange Offers -- Consent Payment Deadline; Expiration Date; Extensions; Amendments."

Q:       What are My Rights if I Change My Mind After I Tender My Terra Nova
         Notes?

A: You may withdraw your tender at any time before the applicable consent payment deadline. A valid withdrawal of tendered Terra Nova notes prior to the applicable consent payment deadline will also constitute the revocation of the related consent to the proposed amendments to the applicable Terra Nova indenture. You may only revoke a consent by validly withdrawing the related Terra Nova notes prior to the consent payment deadline. See "The Exchange Offers -- Withdrawal of Tenders and Revocation of Corresponding Consents."

Q: How do I Exchange My Terra Nova Notes if I am a Beneficial Owner of Terra Nova Notes held of Record by a Custodian Bank, Depositary, Broker, Trust Company or other Nominee? Will the Record Holder Exchange My Terra Nova Notes for Me?

A: If your Terra Nova notes are held by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the Terra Nova notes in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your Terra Nova notes on your behalf, but only if you instruct the record holder to do so. See "The Exchange Offers -- Procedures for Tendering -- Tender of Terra Nova Notes Held through a Nominee."

Q: Do I have the Right to Dissent from the Exchange Offers or Seek Appraisal of the Terra Nova Notes I hold?

A: Holders of Terra Nova notes do not have any appraisal or dissenters' rights under New York law, the law governing the Terra Nova indentures, or under the terms of the Terra Nova indentures in connection with the exchange offers and consent solicitations.

Q:       To Whom Should I Direct Any Questions?

A: Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer manager. Questions concerning tender procedures and requests for additional copies of this prospectus and consent solicitation statement should be directed to the information agent. The addresses and telephone numbers of the dealer manager and the information agent are set forth on the back cover page of this prospectus and consent solicitation statement.

              Markel Corporation Ratio of Earnings To Fixed Charges

The results below include Bermuda Holdings since its acquisition by us on March 24, 2000. Markel's ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                         2001       2000       1999       1998        1997
-------------------------------------------------------------------------------------------------
   Ratio of earnings to fixed charges      *          *         3.0        4.4         4.1

-------------------------------------------------------------------------------------------------

The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

          Terra Nova (Bermuda) Holdings Ltd. Ratio of Earnings To Fixed Charges

Bermuda Holdings' ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                         2001    2000      1999       1998        1997
---------------------------------------------------------------------------------------------
   Ratio of earnings to fixed charges     **       **        **        7.7         7.5
   ----------------------------------

---------------------------------------------------------------------------------------------

The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

* For 2001 and 2000, Markel's earnings were insufficient to cover fixed charges by $182.2 million and $51.8 million, respectively.

** For 2001, 2000 and 1999, Bermuda Holdings' earnings were insufficient to cover fixed charges by $180.2 million, $144.7 million and $72.6 million, respectively.

                                  RISK FACTORS

In addition to the other information contained in this prospectus and consent solicitation statement and the documents incorporated by reference, you should carefully consider the following risk factors.

Risk Factors Relating to the Exchange Offers and Consent Solicitations

The proposed amendments to the Terra Nova indentures will afford reduced protection to remaining holders of Terra Nova notes.

If the proposed amendments to the Terra Nova indentures are adopted, the covenants and some other terms of the Terra Nova notes will be less restrictive and will afford reduced protection to holders of those securities compared to the covenants and other provisions currently contained in the Terra Nova indentures. The proposed amendments to the Terra Nova indentures would, among other things:

            .     eliminate most of the covenants in the Terra Nova indentures,

            . eliminate restrictions on Bermuda Holdings' ability to consolidate, merge or sell all or substantially all of its assets, and

            .     eliminate some events of default under the Terra Nova
                  Indentures.

If the proposed amendments are adopted with respect to the Terra Nova notes, each non-exchanging holder of Terra Nova notes will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. The elimination or modification of the covenants and other provisions in the Terra Nova indentures contemplated by the proposed amendments would, among other things, permit Markel, Bermuda Holdings, Terra Nova and their respective subsidiaries to take actions that could increase the credit risk with respect to Terra Nova or Bermuda Holdings, and might adversely affect the liquidity, market price and price volatility of the Terra Nova notes or otherwise be adverse to the interests of the holders of the Terra Nova notes. See "The Proposed Amendments."

The liquidity of the Terra Nova notes that are not exchanged will be reduced.

The current trading market for the Terra Nova notes is limited. The trading market for unexchanged Terra Nova notes will become more limited and could cease to exist due to the reduction in the amount of the Terra Nova notes outstanding upon consummation of the exchange offers. In addition, Terra Nova may apply to delist the Terra Nova notes from the exchanges on which they are listed. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Terra Nova notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Terra Nova notes will exist, develop or be maintained or as to the prices at which the unexchanged Terra Nova notes may be traded.

Our holding company structure results in structural subordination and may affect our ability to make payments on the Markel notes.

The Markel notes are obligations exclusively of Markel. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes to be issued in the exchange offers, is dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. In addition, payment of dividends by our insurance subsidiaries may require prior regulatory notice or approval. The Markel notes offered will be structurally subordinated to all obligations of Markel's subsidiaries, including any Terra Nova notes not validly tendered and accepted in the exchange offers. As of March 31, 2002, the aggregate principal amount of outstanding long-term debt of Markel's subsidiaries to which holders of the Markel notes would have been structurally subordinated was approximately $170.5 million, all of which consists of the Terra Nova notes for which Markel is making the exchange offers. Our debt agreements do not limit the amount of debt that we or any of our subsidiaries may incur. See "Description of the Markel Notes -- Ranking; Additional Debt."

A public market does not currently exist for the Markel notes offered in the exchange offers, and a market may not develop or be sustained.

Markel does not plan to list the Markel notes offered under this prospectus and consent solicitation statement on any national securities exchange or on The Nasdaq Stock Market. Although the Terra Nova 7.0% notes due 2008 are listed on the New York Stock Exchange and the Terra Nova 7.2% notes are listed on the Luxembourg Stock Exchange, a limited trading market for the Terra Nova notes currently exists. The Markel notes will represent new securities for which no such market currently exists. Although a market exists for currently outstanding debt securities of Markel, there can be no assurance that an active trading market for the Markel notes offered under this prospectus and consent solicitation statement will develop or, if a market develops, that it will be liquid or sustainable.

A ratings decline could adversely affect the value of the Markel notes.

Any of the agencies that rate our debt have the ability to lower the ratings currently assigned to our debt, as a result of their views about our current or future business, financial condition or results of operations. Any ratings decline could adversely affect the value of the Markel notes offered under this prospectus and consent solicitation statement.

Risk Factors Relating to the Business of Markel

Our results may be affected because actual insured losses differ from our loss reserves.

Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. As part of the reserving process, we review historical data and consider the impact of various factors such as:

            .     trends in claim frequency and severity,


            .     changes in operations,


            .     emerging economic and social trends,


            .     inflation, and


            .     changes in the regulatory and litigation environments.


This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates.

We may experience losses from catastrophes.

Because we are a property and casualty insurance company, we frequently experience losses from man-made or natural catastrophes. Catastrophes may have a material adverse effect on operations. Catastrophes include windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather, fires and may include terrorist events such as the attacks on the World Trade Center and Pentagon on September 11, 2001. We cannot predict how severe a particular catastrophe may be until after it occurs. The extent of losses from catastrophes is a function of the total amount of losses incurred, the number of insureds affected, the frequency of the events and the severity of the particular catastrophe. Most catastrophes occur in small geographic areas. However, some catastrophes may produce significant damage in large, heavily populated areas.

We are subject to regulation by insurance regulatory authorities that may affect our ability to implement our business objectives.

Our insurance subsidiaries are subject to supervision and regulation by the insurance regulatory authorities in the various jurisdictions in which they conduct business. Regulation is intended for the benefit of policyholders rather than shareholders or holders of debt securities. Insurance regulatory authorities have broad regulatory, supervisory and administrative powers relating to solvency standards, licensing, policy rates and forms and the form and content of financial reports. Regulatory actions may affect our ability to implement our business objectives. Also, payment of dividends by our insurance subsidiaries may require prior regulatory notice or approval.

Our investment results may be impacted by changes in interest rates, government monetary policies and general economic conditions.

We receive premiums from customers for insuring their risks. We invest these funds until they are needed to pay policyholder claims or until they are recognized as profits. Many of the policies we issue are denominated in foreign currencies. Fluctuations in the value of our investment portfolio can occur as a result of changes in interest rates, government monetary policies and general economic conditions. Our investment results may be impacted by these factors.

Because the risk profile of the business written and the reinsurance program of recent acquisitions is different from ours, we may incur additional charges.

The risk profile of the business written and reinsurance programs of our recent acquisitions was not wholly consistent with those of our other operations. For example, Bermuda Holdings historically wrote policies with large limits and purchased reinsurance to reduce the net retention to a smaller sum. Such reliance on reinsurance may create credit risk as a result of the reinsurer's inability or unwillingness to pay reinsurance claims when due. We have begun to implement policies to reduce this reliance on reinsurance in the future, but must still account for and collect reinsurance for business written prior to our acquisition. Deterioration in the credit quality of existing reinsurers or disputes over the terms of reinsurance could result in additional charges, which may impact our profitability.

Because loss reserves are estimates based upon historical experience and statistical data, there can be no assurances that the loss reserves for recent acquisitions are adequate and that there will not be any future impact on our financial performance.

It has long been our policy to establish loss reserves at a level that we believe is more likely to prove redundant rather than deficient. Many other companies in the insurance industry establish loss reserves that are "adequate," often defined as the mid-point of an actuarially determined range, i.e., as likely to be too little as too much. When we acquire a company, we seek to apply our policy over time to the reserving practices of the acquired company. However, because loss reserve estimates are based on historical experience and statistical analyses, we often do not have sufficient information for a period of time following the date of an acquisition to implement this policy immediately. As we continue to gather information and obtain additional experience, we can better implement our approach and, depending on the relevant experience, this may result in additional charges to strengthen reserves.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

This prospectus and consent solicitation statement and the documents incorporated by reference in this prospectus and consent solicitation statement contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements may be identified by the use of terms such as believes, expects, estimate, may, intends, plan, will, should or anticipates or the negative thereof or similar expressions, or by discussions of strategy. We have based the forward-looking statements on current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including:

            . uncertainties and changes in government policy, regulatory policy, statutory law or case law with respect to us brokers or customers which can impede our ability to charge adequate rates and efficiently allocate capital;

            . the amount and nature of competition in the insurance industry and the amount of capital within the industry and alternative risk transfer markets;

            .     the occurrence of man-made or natural catastrophic events;

            . assumptions about the impact of events of September 11, 2001, such as the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies;

            .     the occurrence of additional terrorist activities;

            . the occurrence of significant changes in products or adverse changes in insurance and financial market conditions;

            . changing legal and social trends and the inherent uncertainties of the reserving process;

            .     loss of the services of any of our executive officers;

            . initiatives underway at Markel International to reorganize business units and to evaluate reinsurance programs and exposures that could lead to additional changes and expense;

            . assumptions about future profitability at Markel International and that Markel International will make steady progress towards underwriting profitability;

            .     changing rates of inflation and other economic conditions;

            . losses due to foreign currency exchange rate and interest rate fluctuations;

            .     ability to collect reinsurance recoverables;

            .     changes in the availability, cost or quality of reinsurance;

            . developments in domestic and international financial markets that could affect our investment portfolios;

            .     changes in assigned financial strength or debt ratings;

            . changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; and

            .     the effect of mergers, acquisitions and divestitures.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates.

                       WHERE YOU CAN FIND MORE INFORMATION

Markel and Bermuda Holdings are subject to the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document that they file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect Markel's and Bermuda Holdings' annual, quarterly, special reports, any proxy statements and other information over the Internet at the SEC's home page at http://www.sec.gov. Markel's common shares are listed on the New York Stock Exchange under the symbol "MKL," and the Terra Nova notes are also listed on the New York Stock Exchange. Markel's and Bermuda Holdings' filings may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

This prospectus and consent solicitation statement is part of a registration statement Markel has filed with the SEC relating to the Markel notes. As permitted by SEC rules, this prospectus and consent solicitation statement does not contain all of the information Markel has included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about Markel and its securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room or through its Web site.

The SEC allows Markel to "incorporate by reference" the information filed with them, which means that Markel can disclose important information to you by referring you to those documents. The information Markel incorporates by reference is an important part of this prospectus and consent solicitation statement, and later information filed with the SEC will automatically update and supersede this information. Markel incorporates by reference the documents listed below and any future filings Markel makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the offered securities are sold. The documents incorporated by reference are:

            . Markel's Annual Report on Form 10-K for the year ended December 31, 2001.

            . Terra Nova (Bermuda) Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001.

You may request a copy of these filings (other than an exhibit to that filing, unless we have specifically incorporated that exhibit by reference into this filing), which will be provided at no cost, by writing or telephoning the information agent at the address or telephone number set forth on the back cover of this prospectus and consent solicitation statement. In order to ensure timely delivery of these documents, you should make your request by May __, 2002 or five days before the expiration of any extension of the exchange offers, whichever is later.

                               THE EXCHANGE OFFERS

Terms of the Exchange Offers and Consent Solicitations

Markel is offering to exchange its notes for each of the two series of issued and outstanding Terra Nova notes in two separate exchange offers. Specifically, Markel is offering:

     . $1,000 principal amount of Markel Corporation's 7.2% Senior Notes due August 15, 2007, which we refer to as the "Markel 7.2% notes," for each $1,000 principal amount of outstanding Terra Nova 7.2% notes due August 15, 2007, which we refer to as the "Terra Nova 7.2% notes".

     . $1,000 principal amount of Markel Corporation's 7.0% Senior Notes due May 15, 2008, which we refer to as the "Markel 7.0% notes", for each $1,000 principal amount of outstanding Terra Nova 7.0% notes due May 15, 2008, which we refer to as the "Terra Nova 7.0% notes".

The principal amounts, interest rates, redemption terms and payment and maturity dates of a particular series of Markel notes offered in the exchange offers are the same as those of the corresponding series of Terra Nova notes. The Markel notes you receive in exchange for Terra Nova notes will accrue interest from the last date to which interest has been paid on those Terra Nova notes. You will not receive a payment for accrued interest on Terra Nova notes you exchange at the time of that exchange.

We refer to the Markel 7.2% notes and Markel 7.0% notes together as the "Markel notes." The Terra Nova 7.2% notes and Terra Nova 7.0% notes are together referred to as the "Terra Nova notes." The indenture for the Terra Nova 7.2% notes is referred to as the "Terra Nova 7.2% notes indenture." The indenture for the Terra Nova 7.0% notes is referred to as the "Terra Nova 7.0% notes indenture." The Terra Nova 7.2% notes indenture and the Terra Nova 7.0% notes indenture are together referred to as the "Terra Nova indentures."

Markel is also soliciting consents from the holders of each series of Terra Nova notes to effect amendments to each of the Terra Nova indentures under which those notes were issued. For a description of the proposed amendments, see "The Proposed Amendments." Markel's obligation to complete each exchange offer and to make the consent payments relating to that exchange offer is conditioned on, among other things, receipt of valid and unrevoked consents to the amendments by the consent payment deadline from the holders of a majority in principal amount outstanding of each of the two series of Terra Nova notes, which we refer to as the consent condition, although Markel will be free to waive this or any other condition with respect to either of the exchange offers. A holder validly tendering notes for exchange will, by tendering those notes, be consenting to the proposed amendments to the indenture under which those notes were issued.

In addition to the Markel notes that Markel will issue in exchange for Terra Nova notes, Markel will pay an amount in cash equal to the applicable consent payment listed on the cover page of this prospectus and consent solicitation statement to each holder of Terra Nova notes accepted for exchange if the holder has tendered those notes prior to the applicable consent payment deadline. The time by which holders must tender Terra Nova notes in that offer in order to be eligible to receive the consent payment will be 5:00 p.m., New York City time, on May ____, 2002, unless extended.

     Markel will make a consent payment for Terra Nova notes only if the holder of those notes tenders those notes in the applicable exchange offer prior to the applicable consent payment deadline and Markel in fact exchanges those notes for Markel notes in that exchange offer.

If the required consents are received with respect to each series of Terra Nova notes, then Terra Nova, Bermuda Holdings and the trustee with respect to each series of the Terra Nova notes under the Terra Nova indentures will execute supplemental indentures setting forth the proposed amendment in respect of both series. If the required consents are received with respect to one, but not both, series of Terra Nova notes and Markel waives the condition that it receive consents to the proposed amendments to the Terra Nova indenture with respect to each series of Terra Nova notes, then Terra Nova, Bermuda Holdings and the Terra Nova trustee will execute a supplemental indenture setting forth the proposed amendments in respect of the series as to which the required consents are received. Under the terms of the supplemental indentures, the amendment will not become operative with respect to a series of Terra Nova notes until Markel exchanges all Terra Nova notes of that series validly tendered and not withdrawn for Markel notes of the corresponding series pursuant to the applicable exchange offer, even if all notes of that series that were validly tendered are withdrawn. Each non-exchanging holder of that series of Terra Nova notes will be bound by the supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

Markel's obligation to complete each exchange offer and to make the consent payments relating to that exchange offer is subject to the satisfaction or waiver by Markel of the following conditions:

     . the consent condition described under "Terms of the Exchange Offers and Consent Solicitations" above,

     .    the following statements being true:

     (1)       There does not exist:

          . in our sole judgment, any actual or threatened legal impediment, including a default under an agreement, indenture or other instrument or obligation to which we are party or by which we are bound, to the consummation of the exchange offers or

          . any change or development, including a prospective change or development, that, in our sole judgment, has or may have a material adverse effect on us or on the value of the exchange offers to us; and

     (2) The Terra Nova trustee has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of:

          .    either of the exchange offers;

          .    the exchange of Terra Nova notes under the exchange offers;

          .    the consent solicitations; or

          .    our ability to effect the proposed amendments,

          . the Terra Nova trustee has not taken any action that challenges the validity or effectiveness of the procedures used by Markel in soliciting consents, including the form thereof, or in making the exchange offers, the exchange of the Terra Nova notes under the exchange offers or the consent solicitations.

All of these conditions are for the sole benefit of Markel and may be waived by Markel, in whole or in part, and with respect to the exchange offers for either or both series of Terra Nova notes, in its sole discretion. Any determination made by Markel concerning these events, developments or circumstances shall be conclusive and binding.

If any of these conditions are not satisfied with respect to a particular series of Terra Nova notes, Markel may, at any time before or concurrently with completing the exchange offer or consent solicitation with respect to that series:

     (1) terminate the exchange offer and the consent solicitation with respect to that series of Terra Nova notes and return all tendered Terra Nova notes of that series to the holders thereof, whether or not it terminates the exchange offer and consent solicitation with respect to the other series of Terra Nova notes,

     (2) modify, extend or otherwise amend the exchange offer and consent solicitation with respect to that series of Terra Nova notes whether or not it modifies, extends or otherwise amends the exchange offer and consent solicitation with respect to the other series of Terra Nova notes, and retain all tendered Terra Nova notes of that series and consents until the expiration date, as extended, of that exchange offer and consent solicitation, subject, however, to the withdrawal rights of holders (See "The Exchange Offers -- Withdrawal of Tenders and Revocation of Corresponding Consents" and "-- Consent Payment Deadline; Expiration Date; Extensions; Amendments"), or

     (3) waive the unsatisfied conditions with respect to that exchange offer and consent solicitation and accept all Terra Nova notes of that series tendered and not previously withdrawn, whether or not it waives these conditions for the exchange offer and consent solicitation with respect to the other series of Terra Nova notes.

Consent Payment Deadline, Expiration Date, Extensions, Amendments

For purposes of each of the consent solicitations, the term "consent payment deadline" means 5:00 p.m., New York City time, on May ____, 2002, subject to the right of Markel to extend that date and time for either of the consent solicitations in its sole discretion (whether or not it extends that date and time with respect to the other consent solicitation), in which case the consent payment deadline will be, with respect to that extended consent solicitation, the latest date and time to which that consent payment deadline is extended.

For purposes of each of the exchange offers, the term "expiration date" means 5:00 p.m., New York City time, on May _____, 2002, subject to the right of Markel to extend that date and time for either of the exchange offers in its sole discretion, in which case the expiration date shall be, with respect to that extended exchange offer, the latest date and time to which that exchange offer is extended.

Markel reserves the right, in its sole discretion, to:

     . delay accepting any validly tendered Terra Nova notes of either series,

     .    extend either or both of the exchange offers, or

     . terminate or amend either or both of the exchange offers, by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Markel also reserves the right, in its sole discretion, to provide a subsequent offering period of between three and 20 business days for either or both of the exchange offers. If a subsequent offering period is provided, all Terra Nova notes validly tendered and not withdrawn prior to the consent payment deadline of the initial offering period will be accepted and exchanged for Markel notes and we will make a public announcement of the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period. Unless otherwise provided in the announcement of the subsequent offering period, all Terra Nova notes validly tendered during the subsequent offering period will be promptly accepted and exchanged for the applicable series of Markel notes as they are tendered. Unless otherwise provided in the announcement of the subsequent offering period, holders of Terra Nova notes will not have the right to withdraw notes tendered during the subsequent offering period and no consent payment will be made with respect to notes tendered during the subsequent offering period.

If the exchange offers are amended in a manner determined by Markel to constitute a material change, Markel will promptly disclose that amendment by means of a prospectus supplement that will be distributed to holders of Terra Nova notes and Markel will extend the exchange offers to a date five to ten business days after disclosing the amendment, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offers would otherwise have expired during that five to ten business day period.

Without limiting the manner in which Markel may choose to make a public announcement of any delay, extension, amendment or termination of either of the exchange offers and consent solicitations, Markel will have no obligation to publish, advertise or otherwise communicate that public announcement other than by making a timely release to any appropriate news agency, including the Dow Jones News Service.

Effect of Tender

Any tender by a holder of either series of Terra Nova notes that is not withdrawn prior to the applicable consent payment deadline of the applicable exchange offer will constitute a binding agreement between that holder and Markel, and a consent to the proposed amendments, upon the terms and subject to the conditions of that exchange offer and the related letter of transmittal and consent. The acceptance of an exchange offer by a tendering holder of either series of Terra Nova notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Terra Nova notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. The successful completion of the exchange offers may adversely affect the liquidity and market prices of any remaining Terra Nova notes.

Absence of Dissenters' Rights

Holders of the Terra Nova notes do not have any appraisal or dissenters' rights under New York law, the law governing the Terra Nova indentures and the Terra Nova notes, or under the terms of the Terra Nova indentures in connection with the exchange offers and consent solicitations.

Accounting Treatment of Exchange Offers

We will account for the exchange offers as an exchange of debt under United States generally accepted accounting principles. The Markel notes to be issued in the exchange offers will be recorded at the same carrying value as the Terra Nova notes. Accordingly, we will recognize no gain or loss for accounting purposes upon the consummation of the exchange offers. Markel will amortize a portion of the expenses of the exchange offers over the term of the Markel notes issued in the exchange offers.

Acceptance of Terra Nova Notes for Exchange, Delivery of Markel Notes and Consent Payments

Assuming the conditions to the exchange offers are satisfied or waived, Markel will issue new notes in book-entry form and will make consent payments in exchange for Terra Nova notes on the third business day following the expiration date of the applicable exchange offer or as soon as practicable after that date. We refer to the date on which we exchange Markel notes for Terra Nova notes pursuant to any exchange offer as the "exchange date" for that exchange offer.

Markel will be deemed to have accepted validly tendered Terra Nova notes of either series when, and if, Markel has given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, the exchange agent will deliver the Markel notes and make the consent payments for Terra Nova notes of either series accepted by Markel on the applicable exchange date upon receipt of that notice. The exchange agent will act as agent for tendering holders of the Terra Nova notes for the purpose of receiving Terra Nova notes from and transmitting Markel notes and consent payments to those holders. If any tendered Terra Nova notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Terra Nova notes are withdrawn prior to the applicable consent payment deadline, those unaccepted or withdrawn Terra Nova notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the applicable exchange offer.

Procedures for Tendering

If you hold Terra Nova notes of either series and wish to have those notes exchanged for Markel notes of the corresponding series, you must validly tender (or cause the valid tender of) your Terra Nova notes using the procedures described in this prospectus and consent solicitation statement and in the accompanying letter of transmittal and consent. The proper tender of Terra Nova notes will constitute an automatic consent to the proposed amendments to the Terra Nova indentures.

The procedures by which you may tender or cause to be tendered Terra Nova notes will depend upon the manner in which you hold the Terra Nova notes, as described below.

Tender of Terra Nova Notes held through a Nominee

If you are a beneficial owner of Terra Nova notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Terra Nova notes in either of the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Terra Nova notes and deliver a consent on your behalf using one of the procedures described below.

Tender of Terra Nova Notes with DTC

Pursuant to authority granted by The Depository Trust Company, or DTC, if you are a DTC participant that has Terra Nova notes credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender your Terra Nova notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Terra Nova notes credited to their accounts. Within two business days after the date of this prospectus and consent solicitation statement, the exchange agent will establish accounts with respect to the Terra Nova notes at DTC for purposes of the exchange offers.

Any participant in DTC, including the respective depositants for Euroclear and Clearstream, Luxembourg, may tender Terra Nova notes and deliver a consent to the proposed amendments to the Terra Nova indentures by effecting a book-entry transfer of the Terra Nova notes to be tendered in the applicable exchange offer(s) into the account of the exchange agent at DTC and either:

     . electronically transmitting its acceptance of the applicable exchange offer through DTC's Automated Tender Offer Program ("ATOP") procedures for transfer, or

     . completing and signing the letter of transmittal and consent according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus and consent solicitation statement, in either case before the applicable exchange offer(s) expire(s).

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent. An "agent's message" is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Terra Nova notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that Markel and Terra Nova may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the applicable exchange offer.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent's message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the expiration date of the applicable exchange offer at one of its addresses set forth on the back cover page of this prospectus and consent solicitation statement. Delivery of such documents to DTC does not constitute delivery to the exchange agent. If you wish to receive the consent payment, you must deliver a letter of transmittal and consent, or, in the case of book-entry transfer, an agent's message instead of the letter of transmittal and consent, to the exchange agent prior to the consent payment deadline of the applicable exchange offer.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and exchange of Markel notes for Terra Nova notes tendered by a letter of transmittal and consent in accordance with the terms and subject to the conditions set forth in this prospectus and consent solicitation statement, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent's message) a tendering holder of Terra Nova notes:

     . irrevocably sells, assigns and transfers to or upon the order of Markel all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of the Terra Nova notes tendered thereby,

     . waives any and all rights with respect to the Terra Nova notes, including any existing or past defaults and their consequences in respect of the Terra Nova notes,

     . releases and discharges Markel, Terra Nova, Bermuda Holdings and the Terra Nova trustee from any and all claims such holder may have, now or in the future, arising out of or related to the Terra Nova notes and related guarantee, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the Terra Nova notes (other than as expressly provided in this document and in the letter of transmittal and consent) or to participate in any redemption or defeasance of the Terra Nova notes,

     . represents and warrants that the Terra Nova notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind,

     . consents to the proposed amendments described under "Proposed Amendments" below, and

     . irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Terra Nova notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Terra Nova notes tendered to be assigned, transferred and exchanged in the applicable exchange offer.

There is a single form of letter of transmittal and consent that you can fill out for either series of Terra Nova notes.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your Terra Nova notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, Markel recommends that you:

     .    use registered mail properly insured with return receipt requested and

     . mail the required items sufficiently in advance of the expiration date with respect to the applicable exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

     . the letter of transmittal and consent is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Terra Nova notes and that registered holder has not completed the portion entitled "Special Issuance and Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal and consent, or

     . the Terra Nova notes are tendered for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States, each, an "eligible institution". See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Terra Nova notes in connection with any of the exchange offers may be withdrawn at any time prior to expiration of the applicable consent payment deadline. Tenders of Terra Nova notes may not be withdrawn at any time after the consent payment deadline. The valid withdrawal of tendered Terra Nova notes prior to the applicable consent payment deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the applicable Terra Nova indenture. You may only revoke a consent by validly withdrawing the related Terra Nova notes prior to the consent payment deadline. Tenders of notes made after the Consent Payment Deadline may not be withdrawn.

Beneficial owners desiring to withdraw Terra Nova notes previously tendered should contact the DTC participant through which they hold their Terra Nova notes. In order to withdraw Terra Nova notes previously tendered, a DTC participant may, prior to the applicable consent payment deadline, withdraw its instruction previously transmitted through ATOP by:

     .    withdrawing its acceptance through ATOP, or

     . delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction.

The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Terra Nova notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as the DTC participant's name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Terra Nova notes may not be rescinded and any Terra Nova notes withdrawn will thereafter be deemed not validly tendered for purposes of either exchange offer. Properly withdrawn Terra Nova notes, however, may be retendered by following the procedures described above at any time prior to the consent payment deadline of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Terra Nova notes in connection with any exchange offer will be determined by Markel, in its sole discretion, whose determination will be final and binding. Markel reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for Markel, be unlawful. Markel also reserves the absolute right to waive any defect or irregularity in the tender of any Terra Nova notes in either exchange offer, and the interpretation by Markel of the terms and conditions of its exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Markel, Terra Nova, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Terra Nova notes involving any irregularities will not be deemed to have been made until those irregularities have been cured or waived. Terra Nova notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered those Terra Nova notes by crediting an account maintained at DTC designated by that DTC participant as promptly as practicable after the expiration date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

Transfer Taxes

Markel will pay all transfer taxes, if any, applicable to the transfer and sale of Terra Nova notes to Markel in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

     . if Markel notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal and consent, or

     . if tendered Terra Nova notes are registered in the name of any person other than the person signing the letter of transmittal and consent.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Terra Nova notes tendered by that holder.

U.S. Federal Backup Withholding; Withholding on Consent Payments to Non-U.S. Holders

U.S. federal income tax law requires that a holder of Terra Nova notes, whose notes are accepted for exchange, provide the exchange agent, as payer, with the holder's correct taxpayer identification number or otherwise establish a basis for an exemption from backup withholding. This information should be provided on Internal Revenue Service Substitute Form W-9 in the case of a U.S. holder described below. In the case of a holder who is an individual, including most resident aliens, this identification number is his or her social security number. For holders other than individuals, the identification number is an employer identification number. Exempt holders, including, among others, all corporations and certain foreign individuals, are not subject to these backup withholding and reporting requirements, but must establish that they are so exempt. If you do not provide the exchange agent with your correct taxpayer identification number or an adequate basis for an exemption or a completed IRS Form W-8BEN ("Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding"), you may be subject to backup withholding on consent payments and a penalty imposed by the IRS. Backup withholding is not an additional federal income tax. Rather, the amount of tax withheld will be credited against the federal income tax liability of the holder subject to backup withholding. If backup withholding results in an overpayment of taxes, you may obtain a refund from the IRS. You should consult with a tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Exchange Agent

JPMorgan Chase Bank has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of transmittal and consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Terra Nova notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the addresses and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. Markel will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith. J.P.Morgan Securities Inc., the dealer manager is an affiliate of JPMorgan Chase Bank, the exchange agent.

Information Agent

Mackenzie Partners, Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus and consent solicitation statement or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. Holders of Terra Nova notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers.

Dealer Manager

Markel has retained J.P. Morgan Securities Inc. to act as dealer manager in connection with the exchange offers and consent solicitations and will pay to the dealer manager for soliciting tenders in the exchange offers a customary percentage of the total principal amount outstanding of each series of Terra Nova notes if the consent condition is satisfied and the exchange offers are completed. Markel will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. Markel has agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer manager at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement.

     From time to time, the dealer manager has provided, and may provide in the future, investment banking, commercial banking and other services for Markel and Terra Nova.
                                      19

Other Fees and Expenses

Markel will pay the expenses of soliciting tenders of the Terra Nova notes. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of Markel and its affiliates.

Tendering holders of Terra Nova notes will not be required to pay any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

                       DESCRIPTION OF DIFFERENCES BETWEEN
                    THE TERRA NOVA NOTES AND THE MARKEL NOTES

The following is a summary comparison of the material terms of the Terra Nova notes and the Markel notes. The Markel 7.2% notes due 2007 and the Markel 7.0% notes due 2008 will each be governed by a separate Markel indenture which will be substantially the same as the indentures governing the Terra Nova notes except for the material terms described below and differences arising from the original issuance of the Terra Nova notes in a transaction exempt from registration under the Securities Act of 1933. The summary does not purport to be complete and is qualified in its entirety by reference to the Terra Nova indentures and the Markel indentures. Copies of those indentures have been filed as exhibits to the registration statement of which this prospectus and consent solicitation statement forms a part and are available from the information agent upon request. See "Where You Can Find More Information" for information as to how you can obtain a copy of these indentures from the SEC.

The Terra Nova notes represent, as of the date of this prospectus and consent solicitation statement, the only debt securities issued under the Terra Nova indentures.

The description of the Terra Nova notes reflects the Terra Nova notes as currently constituted and does not reflect any changes to the covenants and other terms of the Terra Nova notes or the Terra Nova indentures that may be effected following the consent solicitations as described under "The Proposed Amendments."

------------------------------------------------------------------------------------------------------------------------------------
                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
Limitation on Liens                                                 Limitation on Liens

The Terra Nova indentures provide that Bermuda Holdings will        The Markel indentures will provide that Markel may not, and may
not, and will not permit, any of its restricted subsidiaries, to    not permit, any subsidiary to create, assume, incur or allow to
directly or indirectly create, incur, assume or allow to exist      exist any lien, other than a purchase money lien, on any capital
any lien securing indebtedness, as defined in the Terra Nova        stock of any restricted subsidiary of Markel to secure any
indentures, other than permitted liens, on any property or asset    obligation, as defined in the Markel indentures, without making
or on any related income or profits unless all payments under       provisions so that all of the then outstanding Markel notes will
the applicable Terra Nova indenture and the applicable Terra        be directly secured equally and ratably with that obligation.
Nova notes are secured on an equal and ratable basis with, or       This restriction will not apply to any liens existing on the
prior to, the obligations so secured until those obligations are    date of the Markel indentures. In addition, this provision will
no longer secured by a lien.                                        not restrict any other property or Markel or its subsidiaries.

As used in the Terra Nova indentures, "permitted liens" means:      As used in the Markel indentures, a "purchase money lien" will mean:
      .     liens securing indebtedness pursuant to any credit
            agreement that is permitted by the terms of the               .     any mortgage, pledge, hypothecation, lien,
            applicable Terra Nova indenture;                                    encumbrance, charge or security interest on any
                                                                                capital stock of any restricted subsidiary acquired
      .     liens in favor of Bermuda Holdings or any restricted                after the date of the Markel indentures if the
            subsidiary;                                                         purchase money lien is for the purpose of financing,
                                                                                and does not exceed, the cost to Markel or its
      .     specified liens on property existing at the time an                 subsidiary of acquiring the capital stock or
            capital stock or property of that restricted entity                 property of that restricted subsidiary and the
            is merged into or consolidated with Bermuda                         financing is effected concurrently with, or within
            subsidiary and the financing is effected Holdings or                six months after, the date of that acquisition; and
            any of its restricted subsidiaries;
                                                                          .     any extension, renewal or refinancing of any
      .     specified liens on property existing at the time of                 purchase money lien so long as the principal amount
            its acquisition;                                                    of obligations secured thereby will not exceed the
                                                                                original principal amount of obligations so secured
      .     specified liens to secure the performance of                        at the time of that extension, renewal or
            statutory obligations, surety or appeal bonds or                    refinancing.
            performance bonds, or landlords', carriers',
            warehousemen's, mechanics', suppliers',
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
            materialmen's or other like liens, in any case
            incurred in the ordinary course of business; and for

      .     liens existing on the date of the applicable Terra
            Nova indenture;

      . specified liens for taxes or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

      . specified liens with respect to obligations under currency agreements or interest swap obligations and other similar arrangements designed to protect
            Bermuda Holdings or any of its restricted subsidiaries against fluctuations in the value of investments;

      . liens incurred in the ordinary course of business of Bermuda Holdings or any of its subsidiaries with respect to obligations permitted under the applicable Terra Nova indenture that do not exceed
            $10.0 million in principal amount in the aggregate at any one time outstanding; and

      . specified liens on assets of unrestricted subsidiaries.

A "restricted subsidiary" means any subsidiary other than an unrestricted subsidiary.

An "unrestricted subsidiary" means any subsidiary that is            A "restricted subsidiary" will mean any subsidiary of Markel
designated by the board of directors as an unrestricted              that is a licensed insurance company. On the date hereof, the
subsidiary; but only if the subsidiary:                              restricted subsidiaries of Markel are:

      .     is designated an unrestricted subsidiary before          .    Associated International Insurance Company,
            formation;
                                                                     .    Corpagnie de Reassurance d'Die-de-Fran Deerfield Insurance
      .     has total assets at the time of formation with a              Company,
            fair market value, as defined in the Terra Nova
            indentures, not exceeding $1,000,                        .    Essex Insurance Company,

      .     has no indebtedness other than non-recourse              .    Evanston Insurance Company,
            indebtedness, as defined in the Terra Nova
            indentures;                                              .    Markel American Insurance Company,

      .     is not party to any agreement or understanding with      .    Markel Insurance Company,
            Bermuda Holdings or any of its restricted
            subsidiaries unless the terms of the agreement or        .    Terra Nova (Bermuda) Insurance Company Ltd.,
            understanding are no less favorable to Bermuda
            Holdings or the restricted subsidiary than those         .    Terra Nova Insurance Company Limited.
            that might be obtained at the time from entities who
            are not
                                                                     The Markel indentures will not prohibit the sale by Markel or any subsidiary of any capital stock, indebtedness or assets of any subsidiary, including any restricted subsidiary.


------------------------------------------------------------------------------------------------------------------------------------

                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
            affiliates;

      .     is an entity with respect to which neither Bermuda
            Holdings nor any of its restricted subsidiaries has any direct or indirect obligation to subscribe for additional capital stock or to maintain or preserve the entity's financial condition or to cause the entity to achieve any specified levels of operating results; and

      . has not guaranteed or otherwise provided credit support for any indebtedness of Bermuda Holdings or any of its restricted subsidiaries.

------------------------------------------------------------------------------------------------------------------------------------
Reports                                                             Reports

Whether or not required by the Exchange Act, so long as any         Under the Markel indentures, Markel will not covenant to provide
Terra Nova notes are outstanding, Bermuda Holdings will furnish     reports or financial information.
to the holders of Terra Nova notes all financial information that would be required to be contained in a filing with the SEC on Form 10-K, 10-Q or 8-K if Bermuda Holdings were required to file such form, including:

      . a "Management's Discussion and Analysis of Results of Operations and Financial Condition," and

      . with respect to the annual financial statements only, a report thereon by Bermuda Holdings' independent public accountants.

In addition, whether or not required by the Exchange Act, Bermuda Holdings will file a copy of this information and these reports with the SEC for public availability, unless the SEC will not accept such a filing, and Bermuda Holdings will also make this information available to investors and some others who request it in writing.

------------------------------------------------------------------------------------------------------------------------------------
Merger, Consolidation or Sale of Assets                             Merger, Consolidation or Sale of Assets

The Terra Nova indentures provide that Bermuda Holdings will not    The Markel indentures will provide that Markel will not, in any
consolidate with or merge with or into any other entity or,         transaction, consolidate with or merge with or into any other
directly or indirectly, sell, or otherwise dispose of all or        entity or, directly or indirectly, sell, or otherwise dispose of
substantially all of its assets in one or more related              all or substantially all of its assets in one or more related
transactions unless, at the time and after giving effect thereto:   transactions unless, at the time and after giving effect
                                                                    thereto:

      .     Bermuda Holdings is the continuing corporation, or
            the surviving entity, if other than Bermuda                   .     Markel is the continuing corporation, or the
            Holdings, is a corporation organized and validly                    surviving entity, if other than Markel, is a
            existing under the laws of specified jurisdictions                  corporation organized and validly existing under the
            or any other jurisdiction that is not materially                    laws of any domestic or foreign jurisdiction and
            adverse to the holders of the Terra Nova notes and                  expressly assumes all the obligations of Markel
                                                                                under the applicable Markel indenture;

                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
            expressly assumes all the obligations of Bermuda                    Markel indenture;
            Holdings under the guarantee and the applicable               .     immediately before and after the transaction, giving
            Terra Nova indenture;                                               effect to that transaction, no default or event of
                                                                                default under the applicable Markel indenture shall
      .     immediately before and after the transaction, giving                have occurred and be continuing; and
            effect to that transaction, no default or event of
            default under the applicable Terra Nova indenture             .     if any of the property or assets of Markel would
            shall have occurred and be continuing;                              become subject to any lien, the outstanding Markel
                                                                                notes shall be secured equally and ratably with, or
      .     immediately after giving effect to the transaction                  prior to, the obligation or liability secured by
            on a pro forma basis, the consolidated net worth of                 that lien, unless Markel could create that lien
            Bermuda Holdings or the surviving entity, if other                  without equally and ratably securing the Markel
            than Bermuda Holdings, is at least equal to the                     notes.
            consolidated net worth of Bermuda Holdings
            immediately before the transaction; and

      . if any of the property or assets of Bermuda Holdings would become subject to any lien, the outstanding
            Terra Nova notes shall be secured equally and ratably with, or prior to, the obligation or liability secured by that lien, unless Bermuda
            Holdings could create that lien without equally and ratably securing the Terra Nova notes.

      . Bermuda Holdings or the surviving entity, if other than Bermuda Holdings, shall be entitled to all the benefits of the tax sharing agreement.

------------------------------------------------------------------------------------------------------------------------------------
Payment of Additional Amounts                                       Payment of Additional Amounts

If any deduction or withholding for taxes or other governmental     Under the Markel indentures, Markel will not covenant to pay any
charges of the U.K., Bermuda or any relevant jurisdiction or any    additional amounts.
political subdivision or taxing authority thereof, referred to as a "relevant jurisdiction" is required in respect of any
amounts to be paid under the Terra Nova notes or under the
guarantee, Terra Nova or Bermuda Holdings, as applicable, will pay such additional amounts as may be necessary so that the net amounts received by a holder of a Terra Nova note after the
deduction or withholding will not be less than the amounts
specified in the Terra Nova note to which the holder is
entitled.  However, neither Terra Nova nor Bermuda Holdings is required to make any payment of additional amounts for:

      . any tax or other governmental charge which would not have been imposed but for:

               -     the existence of any present or former
                     connection between the holder, or between specified other

               The Terra Nova Notes                                                   The Markel Notes
               --------------------                                                   ----------------
------------------------------------------------------------------------------------------------------------------------------------
                     parties if the holder is an estate, nominee,
                     trust, partnership or corporation, otherwise
                     than merely by the holding of a Terra Nova
                     note or the receipt of amounts payable in
                     respect of the Terra Nova notes, and any
                     relevant jurisdiction or the holder being
                     subject to the jurisdiction of any relevant
                     jurisdiction; or

               - the presentation of the Terra Nova note, if required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to additional amounts had the Terra Nova notes been presented on the last day of the period of 30 days;

      . any tax or other governmental charge that is imposed or withheld because the holder does not provide information, documents or other evidence requested by Terra Nova concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder which is required as a precondition to exemption from all or part of that tax or governmental charge;

      . payments in respect of Terra Nova definitive notes issued at the request of the holder, including on or after the occurrence of an event of default; or

      .     any combination of the foregoing.

------------------------------------------------------------------------------------------------------------------------------------
Events of Default and Remedies                                      Events of Default and Remedies

The Terra Nova indentures provide that each of the following The    The following will be events of default under the Markel
following will be events of default under the Markel constitutes    indentures with respect to the Markel notes:
an event of default: indentures with respect to the Markel
notes:                                                                    .     failure to pay principal of or any premium on the
                                                                                Markel notes when due; or
      .     default in the payment of interest on any Terra Nova
            note when the payment becomes due and payable and
            the continuance of the default for a period of 30             .     failure to pay any interest on the Markel notes when
            days; or                                                            due, continued for 30 days; or


      .     default in the payment of the principal of (or                .     failure to perform any covenant of Markel in the
            premium, if any, on) any Terra Nova note at its                     applicable indenture continued for 60 days after
            maturity; or                                                        written notice has been given by the trustee or the
                                                                                holders of at least 25% in
      .     default in the performance of any covenant of

                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
           Terra Nova or Bermuda Holdings in the applicable                     the trustee or the holders of at least 25% in
           Terra Nova indenture, other than the payment                         principal amount of the applicable outstanding
           obligations specified above or the covenant with                     Markel notes, as provided in the Indenture; or
           respect to mergers, and continuance of the default
           for a period of 60 days after written notice                   .     acceleration of any indebtedness for money borrowed
           specifying the default and stating that the notice is                by Markel having an aggregate principal amount
           a "notice of default" has been given, by registered                  outstanding of at least $10 million if that
           or certified mail, to Terra Nova or Bermuda Holdings,                indebtedness has not been discharged or the
           by the trustee or to Terra Nova or Bermuda Holdings                  acceleration has not been rescinded or annulled
           and the trustee by the holders of at least 25% in                    within 10 days after written notice has been given
           principal amount of the outstanding applicable Terra                 by the trustee, or the holders of at least 25% in
           Nova notes; or                                                       outstanding principal amount of the applicable
                                                                                Markel notes, as provided in the indenture; or
    .      an event of default has occurred under the
           indebtedness of Bermuda Holdings or any restricted             .     specified events of bankruptcy, insolvency or
           subsidiary for money borrowed, or the payment of                     reorganization.
           which is guaranteed by Bermuda Holdings or any of
           its restricted subsidiaries, having an aggregate
           outstanding principal amount of not less than $10.0
           million, if the default has resulted in that
           indebtedness becoming due and payable prior to the
           date on which it would otherwise become due and
           payable, and the event has not been cured or
           rescinded or the indebtedness has not been satisfied
           within ten business days of the event, or

    . a default in any payment when due at final stated maturity of any indebtedness outstanding in an aggregate principal amount of not less than $10.0 million and the default has not been cured or the indebtedness has not been satisfied within ten business days; or

    .      final judgments are rendered against Bermuda
           Holdings, Terra Nova or any restricted subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $10.0 million, other than any judgment to the extent a reputable non-affiliated insurance company has accepted liability, and the judgment or order is not discharged and either

              - any creditor has commenced an enforcement proceeding upon the judgment or order, which enforcement proceeding has remained unstayed for a period of 10 days, or

              -    a period of 60 days, during which a

                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
                    stay of enforcement has not been in effect, has elapsed
                    following the date on which any period for appeal has
                    expired; or

      . a decree or order is entered


               - for relief against Terra Nova, Bermuda Holdings or any principal insurance subsidiary, as defined in the applicable
               Terra Nova indenture, in an involuntary bankruptcy proceeding, or

               - adjudging Terra Nova, Bermuda Holdings or any principal insurance subsidiary bankrupt or insolvent, or seeking reorganization or comparable relief in respect of Terra Nova, Bermuda Holdings or any principal insurance subsidiary, or appointing a custodian or other similar official of Terra Nova, Bermuda Holdings or any principal insurance subsidiary or of any substantial part of their properties, or ordering the winding up or liquidation of any of their affairs, and the decree or order remains unstayed and in effect for a period of 60 consecutive days; or

      . Terra Nova, Bermuda Holdings or any principal insurance subsidiary institutes a voluntary case or proceeding under applicable bankruptcy or similar law, or Terra Nova, Bermuda Holdings or any principal insurance subsidiary files a petition or answer or consent seeking reorganization or relief under applicable bankruptcy or similar law, or Terra Nova, Bermuda Holding or any principal insurance subsidiary consents to the entry of a decree or order for relief in any involuntary case or proceeding under applicable bankruptcy law, or consents to the filing of any such petition or to the appointment of or taking possession by a custodian or other similar official of any of Terra
        Nova, Bermuda Holdings or any principal insurance subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any such action; or

      . default in the performance, or breach, of the provisions described under "--Merger, Consolidation or Sale of Assets."

                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
Terra Nova is required, if a default has occurred and is
continuing or under other circumstances, to deliver to the
Trustee a statement specifying the default or other
circumstance.
------------------------------------------------------------------------------------------------------------------------------------
Corporate Existence                                                 Corporate Existence

Subject to the covenants with respect to consolidation, merger      Subject to the covenants with respect to consolidation, merger
and consolidation discussed above, each of Terra Nova and           and conveyance discussed above, Markel will agree in the Markel
Bermuda Holdings have agreed in the Terra Nova indentures to        indentures to maintain its corporate existence, corporate
maintain its corporate existence and that of its subsidiaries,      rights, corporate licenses and corporate franchises. However,
as well as the corporate rights, corporate licenses and             Markel will not be required to maintain its rights, licenses or
corporate franchises of Terra Nova, Bermuda Holdings and their      franchises if its board of directors determines that the
respective subsidiaries, except where failure to do so would not    preservation thereof is no longer desirable in the conduct of
have a material adverse effect on Bermuda Holdings and its          its business and that the loss thereof is not disadvantageous in
subsidiaries taken as a whole determined on a consolidated basis    any material respect to the holders of the applicable notes.
in accordance with generally accepted accounting principles.
However, none of Terra Nova, Bermuda Holdings or their
respective subsidiaries is required to maintain its existence
(other than Bermuda Holdings), rights, licenses or franchises if its respective board of directors determines that the
preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the applicable Terra Nova notes.

------------------------------------------------------------------------------------------------------------------------------------
Payment of Taxes and Other Claims                                   Payment of Taxes and Other Claims

Under the Terra Nova indentures, Bermuda Holdings covenants to      The Markel indenture will contain a comparable covenant except
pay or discharge before the following becomes delinquent,           that the Markel covenant will not require that Markel maintain reserves in connection with any tax, assessment, charge, or
      .     all material taxes, assessments and governmental        claim which is being contested in good faith.
            charges levied or imposed upon Bermuda Holdings or
            any subsidiary or upon the income, profits or
            property of Bermuda Holdings or any subsidiary, and

      . all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Bermuda Holdings or any subsidiary.

Bermuda Holdings is not required to pay or discharge any tax, assessment charge or claim which is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained in accordance with generally accepted accounting principles.

------------------------------------------------------------------..----------------------------------------------------------------
Meetings                                                            Meetings

The Terra Nova indentures do not provide for noteholder             The Markel indentures will provide that meetings of holders of
meetings.                                                           Markel notes may be convened on notice:


                                                                          .     by the Markel trustee,

                                                                          .     by us, if we ask the Markel trustee to call a

                      The Terra Nova Notes                                                 The Markel Notes
                      --------------------                                                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                meeting and it fails to do so, or

                                                                          .     by the holders of 10% in principal amount of the
                                                                                Markel notes, if they ask the Markel trustee to call
                                                                                a meeting and it fails to do so.

                                                                    Holders entitled to vote a majority in principal amount of the
                                                                    Markel notes constitute a quorum at any meeting of holders.

------------------------------------------------------------------------------------------------------------------------------------
Maintenance of Properties                                           Maintenance of Properties

In the Terra Nova indentures, Bermuda Holdings agrees to cause      In the Markel indentures, Markel will agree to cause all
all properties owned by or leased to it or its subsidiaries and     properties owned by or leased to it or its subsidiaries and used
used or useful in the conduct of its business or the business of    or useful in the conduct of its business or the business of its
its subsidiaries to be maintained and kept in normal condition,     subsidiaries to be maintained and kept in normal condition,
ordinary wear and tear excepted.  However, nothing in the           ordinary wear and tear excepted. However, nothing in the Markel
indenture prevents Bermuda Holdings or its subsidiaries from        indentures will prevent Markel or its subsidiaries from
discontinuing the use, operation or maintenance of its              discontinuing the use, operation or maintenance of its
properties or disposing of them, if, in the judgment of Bermuda     properties or disposing of them, if, in the judgment of Markel's
Holdings' board of directors or the board of the applicable         board of directors or the board of the applicable subsidiary, or
subsidiary, or of any officer having managerial responsibility      of any officer having managerial responsibility for the
for the applicable property, this action is desirable in the        applicable property, this action is desirable in the conduct of
conduct of the business of Bermuda Holdings or any of its           the business of Markel or any of its subsidiaries.
subsidiaries and the discontinuance or disposal is not adverse in any material respect to the holders of the applicable Terra
Nova notes.

------------------------------------------------------------------------------------------------------------------------------------
Other Covenants                                                     Other Covenants

The Terra Nova indentures also provide:                             There will be no comparable covenants in the Markel indentures.

            . Bermuda Holdings and its subsidiaries will carry insurance against loss or damage of the kinds customarily insured against by similarly situated corporations;

            . Bermuda Holdings and its subsidiaries will keep proper and true books of record and account;

            . Bermuda Holdings and its subsidiaries will comply with all applicable statutes and regulations except where a failure to do so is not likely to have a material adverse effect on the business prospects, assets or condition or results of operation of Bermuda Holdings and its subsidiaries taken as a whole; and

            . Terra Nova and Bermuda Holdings waive, to the extent they may lawfully do so, any stay, extension or usury law affecting the covenants or performance of the Terra Nova indentures or the execution of any power granted to the trustee.

                             THE PROPOSED AMENDMENTS

Markel is soliciting the consent of the holders of Terra Nova notes to

      .     eliminate some covenants in the Terra Nova indentures,

      . eliminate restrictions on Terra Nova's ability to consolidate, merge or sell all or substantially all of its assets and

      .     eliminate some events of default under the Terra Nova indentures.

You are urged to read the forms of supplemental indentures that have been filed as exhibits to the registration statement of which this prospectus and consent solicitation statement forms a part for a complete understanding of the provisions of the Terra Nova indentures to be eliminated. The forms of supplemental indentures are available from the Information Agent upon request. See "Where You Can Find More Information" for information as to how you can obtain a copy of the Terra Nova indentures, the forms of supplemental indentures and the Markel indenture from the SEC.

Provisions or the Terra Nova Indentures to be Deleted

Markel is proposing to delete the following covenants from the Terra Nova indentures:

      . The covenant in Section 9.2 entitled "Corporate Existence," which is described above under "Description of Differences Between the Terra Nova Notes and the Markel Notes - Corporate Existence."

      . The covenant in Section 9.3 entitled "Payment of Taxes and Other Claims." Under Section 9.3, Bermuda Holdings covenants to pay or discharge, before the same becomes delinquent,

            -- all material taxes, assessments and governmental charges levied or imposed upon Terra Nova or any subsidiary or upon the income, profits or property of Bermuda Holdings or any subsidiary, and

            -- all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Bermuda Holdings or any subsidiary.

      . The covenants in Sections 9.4 under the title "Maintenance of Properties; Insurance; Books and Records; Compliance with Law," which are described above under "Description of Differences Between the Terra Nova Notes and the Markel Notes - Maintenance of Properties" and the first three paragraphs of "Description of Differences Between the Terra Nova Notes and the Markel Notes - Other Covenants."

      . The covenant in Section 9.8 entitled "Liens," which is described above under "Description of Differences Between the Terra Nova Notes and the Markel Notes -- Limitation on Liens."

      . The covenant in Section 9.18(b) under the title "Statement as to Compliance; Notice of Default; Provision of Financial Statements." Under Section 9.18(b), Terra Nova must deliver to the Trustee a certificate specifying any default that has occurred and is continuing or any notice given or action taken by a trustee for or holder of any indebtedness of Terra Nova or Bermuda Holdings, other than indebtedness in the aggregate principal of less than $5,000,000, with respect to a claimed default within five days of its occurrence.

      . The covenants in Section 9.18(c) and (d) under the title "Statement as to Compliance; Notice of Default; Provision of Financial Statements," which are described above under "Description of Differences Between the Terra Nova Notes and the Markel Notes - Reports."

      . The covenant in Section 9.19 entitled "Waiver of Stay, Extension of Usury Laws," which is described above under the last paragraph of "Description of Differences Between the Terra Nova Notes and the Markel - Other Covenants."

      . The covenants in Section 7.1 and 7.2 entitled "Bermuda Holdings May Consolidate, etc., Only on Certain Terms" and "Successor Substituted," respectively, which is described above under "Description of Differences Between the Terra Nova Notes and the Markel Notes - Merger, Consolidation, or Sale of Assets."

In conjunction with the deletion of the covenants identified above, Markel is proposing to delete the following defined terms in the indenture, which are used only in those covenants or in other defined terms being deleted: "Permitted Liens", "Restricted Subsidiary"; and "Wholly-owned Restricted Subsidiary."

Markel is also requesting a waiver with respect to any default, event of default or other consequence under the Terra Nova indentures of failing to comply with the terms of the covenants identified above (whether before or after the date of the supplemental indentures) and to delete clauses (d), (e), (f) and (g) from the definition of "Event of Default" in Section 4.1, "Events of Default." These clauses provide, respectively, that each of the following constitutes an "event of default":

      . a default in any payment when due at final stated maturity of any indebtedness outstanding in an aggregate principal amount of not less than $10.0 million and the default has not been cured or the indebtedness has not been satisfied within ten business days; or

      . final judgments are rendered against Bermuda Holdings, Terra Nova or any restricted subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $10.0 million, other than any judgment to the extent a reputable non-affiliated insurance company has accepted liability, and the judgment or order is not discharged and either

            - any creditor has commenced an enforcement proceeding upon the judgment or order, which enforcement proceeding has remained unstayed for a period of 10 days, or

            - a period of 60 days, during which a stay of enforcement has not been in effect, has elapsed following the date on which any period for appeal has expired; or

      . Terra Nova, Bermuda Holdings or any principal insurance subsidiary institutes a voluntary case or proceeding under applicable bankruptcy or similar law, or Terra Nova, Bermuda Holdings or any principal insurance subsidiary files a petition or answer or consent seeking reorganization or relief under applicable bankruptcy or similar law, or Terra Nova, Bermuda Holding or any principal insurance subsidiary consents to the entry of a decree or order for relief in any involuntary case or proceeding under applicable bankruptcy law, or consents to the filing of any such petition or to the appointment of or taking possession by a custodian or other similar official of any of Terra Nova, Bermuda Holdings or any principal insurance subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any such action.

                          CERTAIN RELATED TRANSACTIONS

At December 31, 2001, Terra Nova had outstanding interest free short-term borrowings of $54.8 million due to Markel.

Effective January 1, 2001, Terra Nova entered into a quota share reinsurance agreement with certain United States insurance subsidiaries of Markel. Under the quota share reinsurance agreement, Terra Nova's subsidiary, Markel Capital Limited, cedes 24% of 2001 year of account net written premiums and related losses and expenses to these subsidiaries. For the year ended December 31, 2001, Terra Nova ceded premiums totaling $71.3 million.

A subsidiary of Markel provides administrative support services to Terra Nova. Markel charges Terra Nova a proportional share of its administrative costs based on estimates of the percentage of work the individual Markel departments perform for Terra Nova. In the opinion of management, Terra Nova is being charged for all costs incurred on its behalf by Markel under a comprehensive and reasonable cost allocation method.

As of April 5, 2002, Markel or its subsidiaries held approximately $2.0 million in total principal amount of the 7.2% Terra Nova notes and $2.5 million in total principal amount of the 7.0% Terra Nova notes. The Terra Nova notes held by Markel or its subsidiaries will not be deemed outstanding for determining the amount required for consent to the amendments to the Terra Nova indentures.

                         DESCRIPTION OF THE MARKEL NOTES

If the exchange offers are consummated, the Markel notes to be issued in exchange for the Terra Nova notes will be issued under indentures, dated as of May 1, 2002, as amended, with JPMorgan Chase Bank as trustee referred to as the "Markel trustee." The Markel indentures will for purposes of the following description of the Markel notes, be referred to as the "Markel indentures." The Markel notes will be issued only in book-entry form in denominations of $1,000 and integral multiples of $1,000.

The following summary of some of the provisions of the Markel indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Trust Indenture Act of 1939, and to all of the provisions of the Markel indentures, including the definitions of terms in the Markel indentures. The Markel indentures are subject to and governed by the Trust Indenture Act.

Copies of the Markel indentures may be obtained from the information agent and are also filed as exhibits to the registration statement of which this prospectus and consent solicitation statement is a part. See "Where You Can Find More Information" for information as to how you can obtain copies of the Markel indentures from the SEC.

Principal, Maturity and Interest

The Markel 7.0% notes will be limited in an aggregate principal amount to $100.0 million. The Markel 7.0% notes will mature on May 15, 2008. Interest on the Markel 7.0% notes will accrue at the rate of 7% per annum and will be payable semi-annually in arrears in cash on each November 15 and May 15, commencing on November 15, 2002, to holders of record on the immediately preceding November 1 and May 1, respectively. Each Markel 7.0% note will bear interest from the last date to which interest has been paid on the Terra Nova 7% notes.

The Markel 7.2% notes will be limited in an aggregate principal amount to $75.0 million. The Markel 7.2% notes will mature on August 15, 2007. Interest on the Markel 7.2% notes will accrue at the rate of 7.2% per annum and will be payable semi-annually in arrears in cash on each February 15 and August 15, commencing on August 15, 2002, to holders of record on the immediately preceding January 31 and July 31, respectively. Each Markel 7.2% note will bear interest from the last date to which interest has been paid on the Terra Nova 7.2% notes.

Ranking; Additional Debt

The Markel notes will be our unsecured obligations. The Markel notes will rank senior in right of payment to all subordinated indebtedness of Markel and equally in right of payment with all indebtedness of Markel not expressly subordinated or secured. The Markel indentures will not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor will they restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries.

Because Markel is a holding company that conducts all of its operations through its subsidiaries, its ability to meet its obligations under the Markel notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Markel. Payment of dividends or advances from Markel's insurance subsidiaries may require prior regulatory notice or approval. Holders of Markel notes will generally have a junior position to claims of creditors of Markel's subsidiaries, including any holders of Terra Nova notes not validly tendered and accepted in the exchange offers. As of March 31, 2002, the aggregate amount of outstanding long-term debt of Markel's subsidiaries to which holders of the Markel notes would have been structurally subordinated was approximately $170.5 million, all of which consists of both series of Terra Nova notes for which Markel is making the exchange offers less the amount of Terra Nova notes held by Markel and its subsidiaries. See "Risk Factors -- Risks Relating to the Exchange Offers and Consent Solicitation Statement -- Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the Markel notes."

Optional Redemption

Markel will have the right to redeem the Markel notes, in whole or in part, at any time, at a redemption price equal to:

      . the sum of the principal amount of the Markel notes being redeemed, plus accrued and unpaid interest, and

      . the excess, if any, of (i) the sum, as determined by a quotation agent, of the present values of the principal amount of the Markel notes, together with scheduled payments of interest from the redemption date to the stated maturity of the Markel notes, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months at the adjusted treasury rate over (ii) 100% of the principal amount of the Markel notes to be redeemed.

The quotation agent means the reference treasury dealer appointed by Markel. The term reference treasury dealer means a primary treasury dealer selected by Markel and its respective successors and two other primary treasury dealers selected by the primary treasury dealer selected by Markel and any other primary treasury dealer selected by the Markel trustee after consultation with Markel. If however, either of the reference treasury dealers selected by the primary treasury dealer selected by Markel ceases to be a primary U.S. government securities dealer in New York City, the primary treasury dealer selected by Markel will substitute another primary treasury dealer unless that dealer has ceased to be a primary treasury dealer, in which case Markel shall substitute another primary treasury dealer.

A reference treasury dealer quotations means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, furnished to the Markel trustee on the third business day preceding the redemption date.

The "adjusted treasury rate" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price for that redemption date, calculated on the third business day preceding the redemption date, plus in each case 0.20%. "Comparable treasury issue" means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the Markel notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Markel notes.

The "comparable treasury price" means for any redemption date:

      . the average of the bid and asked prices for the comparable treasury issue, expressed as a percentage of its principal amount, on the third business day before the redemption date, as set forth in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

      . if that release or any successor release, is not published or does not contain those prices on that business day, the average of the reference treasury dealer quotations for that redemption date, after excluding the highest and lowest reference treasury dealer quotations, or if the quotation agent obtains fewer than three reference treasury dealer quotations, the average of all the quotations.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Markel notes to be redeemed at its registered address. Unless Markel defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Markel notes called for redemption.

Markel may purchase Markel notes at any price in the open market or otherwise. Notes so purchased by Markel may, at Markel's discretion, be held or resold or surrendered to the Markel trustee for cancellation.

Limitation on Liens

The Markel indentures will provide that Markel will not, and will not permit any of its subsidiaries to create, incur or suffer to exist any lien, other than a purchase money lien, upon any capital stock, of any restricted subsidiary to secure any obligation of Markel, any subsidiary or other person, without making effective provision for all of the outstanding Markel notes to be directly secured on an equal and ratable basis with the obligations; provided, however, that the foregoing restriction will not apply to liens existing as of the date of the Markel indentures.

Merger, Consolidation or Sale of Assets

The Markel indentures will provide that Markel will not, consolidate with or merge with or into any other person or, directly or indirectly, sell, or otherwise dispose of all or substantially all of its assets in one or more related transactions to any person unless at the time:

      . Markel will be the continuing corporation, or the person formed by that consolidation or merger, or the person that acquires by sale or other disposition the assets of Markel, substantially as an entirety, is a corporation duly organized and validly existing under the laws of any domestic or foreign jurisdiction and, if any person other than Markel, expressly assumes, by supplemental indenture, in form reasonably satisfactory to the Markel trustee, all the obligations of Markel under the applicable Markel indenture;

      . immediately before and after that transaction, giving effect to that transaction, no default or event of default occurred and is continuing;

      . if any of the property or assets of Markel would thereupon become subject to any lien, the outstanding Markel notes shall be secured equally and ratably with (or prior to) the obligation or liability secured by that lien, unless Markel could create that lien without equally and ratably securing the Markel notes; and

      . Markel delivers to the Markel trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease and the supplemental indenture, if any, complies with the applicable Markel indenture and that all conditions precedent provided for in the applicable Markel indenture relating to that transaction have been complied with.

Upon any consolidation or merger or any sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets of Markel in accordance with the provisions described above, the successor person formed by that consolidation or into which Markel is merged or to whom that sale, assignment, conveyance, transfer, lease or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of Markel under the applicable Markel indenture with the same effect as if that successor person had been named as Markel in the applicable Markel indenture. When a successor assumes all the obligations of its predecessor under the Markel indenture and the Markel notes, the predecessor will be released from those obligations; provided that, in the case of a transfer by lease, the predecessor corporation will not be released from the payment of principal and interest on the Markel notes.

Events of Default and Remedies

The Markel indentures will provide that each of the following constitutes an event of default:

      . default in the payment of interest on any Markel note for a period of 30 days after the payment becomes due and payable; or

      . default in the payment of the principal of, or premium, if any, on, any Markel note at its maturity; or

      . default in the performance, or breach, of any covenant or agreement of Markel under the applicable Markel indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with in the immediately preceding two paragraphs), for a period of 60 days after there has been given, by registered or certified mail, to Markel by the Markel trustee or to Markel and the Markel trustee by the holders of at least 25% in principal amount of the outstanding Markel notes, a written notice specifying the default or breach and stating that the notice is a "notice of default" under the applicable Markel indenture; or

      . An event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any issue of indebtedness of Markel which issue has an aggregate outstanding principal amount of not less than $10.0 million, and that default results in that indebtedness becoming due and payable prior to the date on which it would otherwise become due and payable, or a default in any payment when due at final stated maturity of any indebtedness outstanding in an aggregate principal amount of not less than $10.0 million and, in each case, within 10 days after notice has been given, by registered or certified mail, to Markel by the Markel trustee, or to Markel and the Markel trustee by the Holders of at least 25% in aggregate principal amount of all of the Markel notes at the time outstanding; provided that if that indebtedness shall be remedied or cured by Markel or waived by the holders of that indebtedness, then:

            -- the event of default under the applicable Markel indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action on the part of either the Markel trustee or any holders of the Markel notes and

            -- any acceleration of the principal of the Markel notes will be rescinded without further action on the part of either the Markel trustee or any holders of the Markel notes; or

      .     a decree or order is entered by a court having jurisdiction:

            -- for relief in respect of Markel or any material subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or similar law, or

            -- adjudging Markel or any material subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Markel or any subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Markel or any material subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and any

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            such decree or order remains unstayed and in effect for a period of
            60 consecutive days; or

      . Markel or any material subsidiary institutes a voluntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or any other case or proceedings to be adjudicated bankrupt or insolvent, or Markel or any material subsidiary consents to the entry of a decree or order for relief in respect of Markel or any material subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or to the institution of bankruptcy or insolvency proceedings against Markel or any material subsidiary files a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or consents to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of Markel or any material subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any such action.

If any event of default (other than an event of default described in the immediately preceding two paragraphs above) occurs and is continuing, the Markel trustee or the holders of at least 25% in principal amount of the outstanding Markel notes, by written notice to Markel (and to the Markel trustee, if that notice is given by the holders), may, and the Markel trustee at the request of those holders must, declare all unpaid principal of, premium, if any, and accrued interest on all the Markel notes to be due and payable immediately. In the case of an event of default described in the last two paragraphs above, all outstanding Markel notes will become due and payable without further action or notice. Holders of the Markel notes may not enforce the applicable Markel indenture or the Markel notes except as provided in the applicable Markel indenture. Subject to some limitations, holders of a majority in principal amount of the then outstanding Markel notes may direct the Markel trustee in its exercise of any trust or power. The Markel trustee may withhold from holders of the Markel notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal, any premium or interest) if the board of directors, the executive committee or a trust committee of directors or responsible officers of the Markel trustee determine in good faith that withholding the notice is in the interest of the holders.

A "material subsidiary" is, at any date, any consolidated subsidiary of Markel whole total assets after excluding intercompany accounts, are in excess of 10% of the total assets of Markel and its consolidated subsidiaries, with any determination being made as at the end of the most recently completed fiscal year for which consolidated financial statements have been prepared except to the extent that on that date the principal financial officers of Markel have actual reason to know to the contrary.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Markel trustee, the holders of at least a majority in aggregate principal amount of the outstanding Markel notes, by written notice to Markel and the Markel trustee, may annul such declaration if Markel has paid or deposited with the Markel trustee a sum sufficient to pay:

      . all sums paid or advanced by the Markel trustee under the applicable Markel indenture and the reasonable compensation, expenses, disbursements and advances of the Markel trustee, its agents and counsel,

      .     all overdue interest on all Markel notes,

      . the principal of and premium, if any, on any Markel notes which have become due otherwise than by that declaration of acceleration and interest thereon at the rate born by the Markel notes, and

      . to the extent that payment of the interest is lawful, interest upon overdue interest at the rate of the Markel notes;

and all events of default, other than the non-payment of principal of the Markel notes which have become due solely by the declaration or acceleration, have been waived as provided in the applicable Markel Indenture or cured. No such rescission will affect any subsequent default or impair any right.

The holders of a majority in aggregate principal amount of the outstanding Markel notes by notice to the Markel trustee may on the behalf of the holders of all of the Markel notes waive any existing or past default or event of default and its consequences under the applicable Markel indenture except a continuing default or event of default in the payment of interest on, or the principal of, or premium, if any, on the Markel notes or in respect of covenants or provisions in the Markel indenture which cannot be modified or amended without the consent of the holders of a greater percentage of the principal amount of, or all of, the outstanding Markel notes.

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Markel will be required to deliver to the Markel trustee annually a statement regarding compliance with the applicable Markel indenture, and Markel is required, upon becoming aware of any default or event of default, to deliver to the Markel trustee a statement specifying such default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of Markel or any subsidiary of Markel, will have any liability for any obligations of Markel under the Markel notes or the Markel indentures or for any claim based on, those obligations or their creation. Each holder of the Markel notes by accepting a Markel note will waive and release all such liability. The waiver and release will be part of the consideration for issuance of the Markel notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that some waivers are against public policy.

Defeasance or Covenant Defeasance

Under some conditions, Markel may elect to have its obligations discharged with respect to the outstanding Markel notes. This defeasance means that Markel will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Markel notes, except for:

      . the rights of holders of outstanding Markel notes to receive payments in respect of the principal of, premium, if any, and interest on the Markel notes when those payments are due, or on the redemption date, as the case may be;

      . Markel's obligations with respect to the Markel notes concerning issuing temporary Markel notes, registration of Markel notes, mutilated, destroyed, lost or stolen Markel notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      . the rights, powers, trust, duties and immunities of the Markel trustee, and Markel's related obligations;

      .     the defeasance provisions of the applicable Markel indenture.

In addition, under some conditions, Markel may elect to have its obligations released with respect to some covenants that are described in the Markel indentures and thereafter any omission to comply with those obligations will not constitute a default or an event of default with respect to the Markel notes. In the event covenant defeasance occurs, some events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an event of default with respect to the Markel notes.

In order to exercise either defeasance or covenant defeasance:

      . Markel must irrevocably deposit with the Markel trustee, in trust, for the benefit of the holders of the applicable Markel notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable outstanding Markel notes;

      . in the case of defeasance, Markel must deliver to the Markel trustee an opinion of counsel in the United States reasonably acceptable to the Markel trustee confirming that Markel has received from, or there has been published by, the Internal Revenue Service a ruling; or since the date of the applicable Markel indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, confirmed by an opinion of counsel, the holders of the applicable outstanding Markel notes will not recognize income, gain or loss for federal income tax purposes as a result of defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance had not occurred;

      . in the case of covenant defeasance, Markel must deliver to the Markel trustee an opinion of counsel in the United States reasonably acceptable to the Markel trustee confirming that the holders of the outstanding Markel notes will not recognize income, gain or loss for federal income tax purposes as a result of covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

      . no default or event of default may have occurred and be continuing on the date of the deposit or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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

      . the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under the applicable Markel indenture, or any other material agreement or instrument to which Markel is bound,

      . Markel must deliver to the Markel trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

      . Markel must deliver to the Markel trustee an officers' certificate stating that the deposit was not made by Markel with the intent of preferring the holders of Markel notes over the other creditors of Markel or with the intent of defeating, hindering, delaying or defrauding creditors of Markel or others; and

      . Markel must deliver to the Markel trustee an officers' certificate and an opinion of counsel, each stating that all conditions relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

The Markel indentures will provide that the consent of holders of a majority in outstanding aggregate principal amount of the applicable Markel notes will be required with respect to amendments which do not affect the payment terms of the Markel notes or the amount of Markel notes whose holders must consent to any amendment or the relative ranking of the Markel notes. The latter amendments may only be made with the consent of each holder of applicable Markel notes.

With the consent of the holders of not less than a majority in principal amount of the applicable outstanding Markel notes (including consents obtained in connection with a tender offer or exchange offer for the Markel notes), Markel when authorized by a board resolution, and the Markel trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner the rights of the holders under the applicable Markel indenture or of waiving or modifying in any manner the rights of the holders under the applicable Markel indenture; provided, however, that no supplemental indenture, amendment or waiver will without the consent of the holder of each outstanding Markel note affected thereby:

      . change the stated maturity or the principal of, or any installment of interest on, any Markel note or reduce the principal amount of or the rate of interest on the Markel notes or any provisions relating to the redemption price of the Markel notes or the periods during which redemption may be effected, or change the coin or currency in which the principal of any Markel note or any premium or the interest is payable, or impair the right to institute suit for the enforcement of any payment after the stated maturity (or, in the case of redemption, on or after the redemption date); or

      . reduce the percentage in principal amount of the outstanding Markel notes, the consent of whose holders is required for any supplemental indenture or the consent of whose holders is required for any waiver (of compliance with provisions of the applicable Markel indenture or defaults and their consequences) provided for in the applicable Markel indenture; or

      . modify any of the provisions of the applicable Markel indenture relating to amendments or waivers of payment or covenant defaults, except to increase any percentage or to provide that other provisions of the applicable Markel indenture cannot be modified or waived without the consent of the holder of each Markel note affected.

Without the consent of any holder of Markel notes, Markel and the Markel trustee may amend or supplement the Markel indenture or the Markel notes:

      . to cure any ambiguity or to correct any provision in the applicable Markel indenture which may be defective or inconsistent with any other provision therein; or

      . to provide for the assumption of Markel's obligations under the Markel notes in the case of a merger or consolidation; or

      . to secure the Markel notes pursuant to the requirements of the provisions described under "--Merger, Consolidation or Sale of Assets" or "--Liens," or otherwise; or

      . to comply with the requirements of the SEC in order to maintain the qualification of the applicable Markel indenture under the Trust Indenture Act; or

      . to evidence and provide the acceptance of the appointment of a successor trustee; or

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

      . to make any other change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights of any holder under the applicable Markel indenture or the Markel notes.

Concerning the Trustee

JPMorgan Chase Bank will be the trustee under the Markel indentures. Markel may borrow money and maintain other banking relationships, in the ordinary course of business, with the trustee and its affiliates. JPMorgan Chase Bank also serves as trustee under other indentures pursuant to which securities of Markel are outstanding. The Markel indentures will, however, contain limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for any claim, as security or otherwise. If the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

J.P.Morgan Securities Inc., the dealer manager, is an affiliate of JPMorgan Chase Bank, the trustee.

The Markel indentures will contain limitations on the rights of the Markel trustee, should it become a creditor of Markel, to obtain payment of claims in some cases or to realize on property received in respect of those claims as security or otherwise. The Markel trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the applicable outstanding Markel notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Markel trustee, subject to some exceptions. The Markel indentures will provide that in case an event of default occurs (which is not cured), the Markel trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the Markel trustee will be under no obligation to exercise any of its rights or powers under the Markel indentures at the request of any holder of Markel notes, unless that holder has offered to the Markel trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry System

The Markel notes will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, The Depository Trust Company or "DTC" and be registered in the name of a nominee of DTC. Except under the circumstances described below, the Markel notes will not be issued in definitive form in the name of individual holders.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the exchange agent with the respective principal amounts of the Markel notes represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (that is, persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the Markel notes represented by that global security under the applicable Markel indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have Markel notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Markel notes in definitive form and will not be considered the owners or holders of the Markel notes under the Markel indentures. Principal and interest payments on Markel notes registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. Neither Markel, the Markel trustee, any paying agent or the registrar for the Markel notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the Markel notes in definitive form in exchange for the entire global security for the

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Markel notes. In addition, we may at any time choose not to have the Markel notes represented by a global security and will then issue the Markel notes in definitive form in exchange for the entire global security relating to the Markel notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the Markel notes represented by the global security equal in principal amount to that beneficial interest and to have the Markel notes registered in its name. Markel notes so issued in definitive form will be issued as registered Markel notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Transfer and Exchange

Markel has appointed the Markel trustee as security registrar for the Markel notes. Markel will be required to maintain an office or agency for transfers and exchanges in each place of payment. Markel may at any time designate additional transfer agents for the Markel notes or rescind the designation of any transfer agent.

In the case of any redemption of the Markel notes, Markel will not be required:

      . to issue, register the transfer of, or exchange the Markel notes during a period beginning 15 days before the day of mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or

      . to register the transfer or exchange of a Markel note, or portion of a note, selected for redemption, except for the unredeemed portion of any Markel note we are redeeming in part.

Meetings

Meetings of holders of Markel notes may be convened on notice:

      .     by the Markel trustee,

      . by us, if we ask the Markel trustee to call a meeting and it fails to do so, or

      . by the holders of 10% in principal amount of the Markel notes, if they ask the Markel trustee to call a meeting and it fails to do so.

Holders entitled to vote a majority in principal amount of the Markel notes constitute a quorum at any meeting of holders. Except for actions requiring the consent of all holders of the applicable Markel notes affected by the action, any action at a meeting adopted by the holders of a majority in principal amount of the applicable Markel notes (or a lesser percentage required for the action by the applicable Markel indenture) will be binding on all holders of the applicable Markel notes.

Notices

Notices to holders of the Markel notes will be given by mail to the holder's address as it appears in the security register.

Governing Law

New York law will govern the Markel indentures and the Markel notes.

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                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of:

      . the material U.S. federal income tax considerations relating to the exchange offers and consent solicitations and to the ownership and disposition of the Markel notes to initial holders of those securities who are U.S. holders, as described below, and

      . the material U.S. federal income and estate tax considerations relating to the exchange offers and consent solicitations and to the ownership and disposition of the Markel notes to initial holders of those securities who are non-U.S. holders, as described below.

This discussion only addresses tax considerations relevant to holders that hold Terra Nova notes, and will hold Markel notes, as capital assets.

This discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to:

      .     banks,

      .     tax-exempt organizations,

      .     insurance companies,

      .     dealers in securities or currencies,

      . persons who hold Terra Nova notes or Markel notes as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction,

      . traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

      . persons whose functional currency for tax purposes is not the U.S. dollar, or

      . persons who have ceased to be United States citizens or to be taxed as resident aliens.

This discussion is limited to holders of Markel notes who acquire such securities in connection with the exchange offer. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Internal Revenue Code), its legislative history, existing and proposed U.S. Treasury regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue
Service with respect to the U.S. federal tax consequences of the exchange offers and consent solicitations and of the ownership and disposition of the Markel notes.

         Please consult your own tax advisors as to the particular tax consequences to you of the exchange offers and consent solicitations and of the ownership and disposition of the Markel notes, including the effect and applicability of state, local or foreign tax laws.

U.S. Holders

You are a U.S. holder for purposes of this discussion if you are a beneficial owner of Terra Nova notes or Markel notes that is, for U.S. federal income tax law purposes:

      .     a citizen or resident of the United States,

      . a corporation organized in or under the laws of the United States or of any political subdivision thereof,

      . an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

      . a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

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In the case of a holder of Terra Nova notes or Markel notes which is a partnership, the tax consequences will generally affect the partner rather than the partnership, but special considerations not here set forth may apply.

Exchange Offers

The exchange of Terra Nova notes for Markel notes pursuant to the exchange offers will be a taxable transaction for U.S. federal income tax purposes. Accordingly, if you tender your Terra Nova notes, you will generally recognize gain or loss equal to the difference between the amount realized by you on the exchange and your adjusted basis in the Terra Nova notes. The amount realized by you on the exchange will be the issue price, as defined below, of the Markel notes which you receive; based on the position that Markel intends to take with regard to the consent payments, such payments would also be included in your amount realized. [See "Consent Payments"]. Your gain or loss will generally be capital gain or loss except for gain attributable to accrued market discount, if any. In addition, you will recognize ordinary interest income on the amount of accrued and unpaid interest on the Terra Nova notes which you have not previously included in income.

If the Markel notes are publicly traded, within the meaning of the applicable U.S. Treasury regulations, or the Markel notes are not publicly traded but the Terra Nova notes are publicly traded, the issue price of the Markel notes will be the fair market value of such publicly traded notes reduced by the amount of pre-issuance accrued interest on the Markel notes. We believe that the requisite public trading will exist and intend to take this position for all relevant reporting and other purposes. Moreover, we intend to reduce the issue price of the Markel notes by the amount of pre-issuance accrued interest on such notes, and you should also compute the issue price in such manner. See "-- Taxation of Interest."

Consent Payments

The proper treatment of the consent payments is unclear. However, we intend to take the position that the payments will represent additional consideration received by you in exchange for your Terra Nova notes. You should consult your own tax advisor as to possible alternative treatments of the consent payments.

Taxation of Interest

Generally, you will be required to include interest received on a Markel note as ordinary income at the time it accrues or is received, in accordance with your regular method of accounting for U.S. federal income tax purposes. However, Markel intends to treat, and you should also treat, a portion of the interest paid on the first payment date as a return of pre-issuance accrued interest that is not taxable and is not income.

Discount or Premium

If the face amount of any Markel note exceeds the issue price of the note (other than by an amount qualifying for a de minimis exception), the excess will constitute original issue discount. You must include this original issue discount in income as ordinary income as it accrues on the basis of a constant yield to maturity, regardless of the receipt of cash representing that income. Your basis in the Markel notes will be increased by the amount of original issue discount includible in your gross income as it accrues. The excess will qualify for a de minimis exception if it is less than 0.25% of the face amount of a note, multiplied by the number of complete years to maturity. Because we intend to determine the issue price of a note by reference to the fair market value of either the Terra Nova notes or the Markel notes on the exchange date, we cannot know before the exchange date whether any Markel note will have original issue discount. Recent estimates by Markel and Terra Nova indicate that, if the fair market value of the Markel notes and Terra Nova notes were the same on the date of the exchange as on the date when the estimates were made, there would be original issue discount on both Markel notes.

If the issue price of a Markel note were to exceed its face amount, you would be considered to have purchased that security with "amortizable bond premium" equal in amount to such excess. You would be able to elect to amortize that premium by offsetting against the interest otherwise required to be included in income in respect of that security during any taxable year the allocable portion of that premium, determined under the constant yield method over the remaining term. In such a case, your basis in the security would be reduced by the amount of bond premium offset against interest.

The rules concerning discounts and premiums are complex, and you should consult your tax advisor to determine how, and to what extent, any discount or premium will be included in your income (in the case of any discount) or amortized (in the case of any premium), and as to the desirability, mechanics and consequences of making any elections in connection therewith.

Sale, Exchange or Retirement of the Markel Notes

With some exceptions, upon the sale, exchange or retirement of a Markel note, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in that security. Your adjusted tax basis in a Markel note will generally equal your cost for that security, which is the issue price, increased by any accrued original issue discount or decreased by any amortized premium applied to reduce interest on your note during your holding period of the note. Gain or loss realized on the sale, exchange or retirement of a Markel note (except for certain payments of accrued interest, see below) will generally be capital gain or loss and will be long-term capital gain or loss if that security is held for more than one year. You are urged to consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Payments for accrued interest not previously included in income will be treated as ordinary interest income.

Non U.S. Holders

You generally are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of Terra Nova notes or Markel notes that is not a U.S. holder, as described above.

Exchange Offers

You generally will not be subject to U.S. federal income and withholding tax on gain realized on the exchange of Terra Nova notes for Markel notes pursuant to the exchange offers unless:

      . you are an individual present in the United States for 183 days or more in the year of such exchange and either

            -- you have a "tax home" in the United States and certain other requirements are met or

            -- the gain from the exchange is attributable to an office or other fixed place of business maintained by you in the United States, or

      . the gain is effectively connected with your conduct of a U.S. trade or business. See "-- Income Effectively Connected with U.S. Trade or Business."

However, to the extent that disposition proceeds represent interest on the Terra Nova notes accruing between interest payment dates, you will be required to establish an exemption from United States federal income tax. See "-- Taxation of Interest" for a discussion of the requirements of the exemption.

Consent Payments

The proper treatment of the consent payments is unclear. We intend to take the position that the consent payments are additional consideration in exchange for the Terra Nova notes and therefore would be taken into account in determining the amount of gain or loss on the exchange as described above. You are urged to consult your own tax advisor on this matter, including possible treatment of the consent payments that could result in their being subject to U.S. taxation at a 30% rate, or lower treaty rate, if applicable.

Taxation of Interest

The payment of interest on a Markel note by us or any paying agent of ours to you will not be subject to U.S. federal income and withholding tax, provided that the interest is not effectively connected with a U.S. trade or business of yours and:

      . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares,

      . you are not a controlled foreign corporation that is related to us within the meaning of the Internal Revenue Code, and

      . the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either

            -- the beneficial owner of the Markel note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on IRS Form W-8BEN, or a suitable substitute form or

            -- a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Markel note, certifies under penalties of perjury that a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U. S. person in accordance with U.S. Treasury regulations.

If that interest is effectively connected with a U.S. trade or business of yours, see "-- Income Effectively Connected with U.S. Trade or Business."

Payments made to a non-U.S. holder which are attributable to original issue discount will generally be treated in the same manner as payments of interest, as just described.

A portion of the first payment of stated interest made by us on the Markel notes will represent pre-issuance interest in the amount of interest on the Terra Nova notes which was accrued and unpaid on the date of the exchange. This payment will be treated as a payment by us and subject to the same U.S. federal withholding tax rules and exemptions applicable to interest payments, as described above.

Gain on Disposition of the Markel Notes

You generally will not be subject to U.S. federal income and withholding tax on gain realized on the sale, exchange or redemption of a Markel note unless:

      . you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either

            -- you have a "tax home" in the United States and other requirements are met or

            -- the gain from the disposition is attributable to an office or other fixed place of business maintained by you in the United States, or

      . the gain is effectively connected with your conduct of a U.S. trade or business. See "-- Income Effectively Connected with U.S. Trade or Business."

However, to the extent that disposition proceeds represent either interest accruing between interest payment dates or original issue discount accruing while you held the Markel note, you may be required to establish an exemption from United States federal income and withholding tax. See "-- Taxation of Interest."

Income Effectively Connected with U.S. Trade or Business

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to income or gain on a Markel note or Terra Nova note if such income or gain is effectively connected with a U.S. trade or business of yours. Effectively connected income received or gain realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. This effectively connected income or gain will not be subject to withholding tax if the holder delivers the appropriate form, currently IRS Form W-8ECI, to the payor.

U.S. Federal Estate Tax

A Markel note held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if:

      . the individual did not own 10% of Markel's voting stock at the time of death, and

      . the income on the Markel note was not connected to a United States business of the individual at the time of death.

Backup Withholding and Information Reporting

U.S. Holders

Consent payments and interest payments made on, or the proceeds of the sale or other disposition of, the Terra Nova notes or Markel notes may be subject to information reporting and U.S. federal backup withholding tax (currently at the rate of 30%) if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

In general, backup withholding and information reporting will not apply to consent payments and interest payments made on, or the proceeds of the sale or other disposition of, the Terra Nova notes or Markel notes if the holder establishes by providing a certificate or, in some cases, by providing other evidence, that the holder is not a U.S. person. Additional exemptions are available for certain payments made outside the United States. Non-U.S. holders of Terra Nova notes or Markel notes are urged to consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

Holders Not Tendering in an Exchange Offer

Although the matter is not entirely free from doubt, if you do not elect to exchange your Terra Nova notes for Markel notes pursuant to the exchange offers, the proposed modifications to the Terra Nova notes should not be treated as a taxable exchange of the Terra Nova notes for new Terra Nova notes. See "The Proposed Amendments."

                                VALIDITY OF NOTES

Certain legal matters in connection with the Markel notes offered in the exchange offers will be passed upon for us by McGuireWoods LLP, Richmond, Virginia. Leslie A. Grandis, a partner in McGuireWoods LLP, is Secretary and a member of the Board of Directors of Markel. As of April 11, 2002, partners of McGuireWoods LLP owned 20,631 of our common shares, or less than 1% of our common shares outstanding on that date. The validity of the Markel notes offered in the exchange offers will be passed upon for the dealer manager by Sullivan & Cromwell.

                                     EXPERTS

The consolidated financial statements of Markel Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Terra Nova (Bermuda) Holdings Ltd. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the two-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of KPMG Audit plc, independent accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Terra Nova (Bermuda) Holdings Ltd. and subsidiaries for the year ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, independent accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

In order to tender, a holder of Terra Nova notes should send or deliver a properly completed and signed letter of transmittal and consent and any other required documents to the exchange agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

The exchange agent for the exchange offers and consent solicitations is:



         By Mail:                   By Hand:             By Overnight Delivery:
     JPMorgan Chase Bank      JPMorgan Chase Bank         JPMorgan Chase Bank
       55 Wator Street          55 Wator Street             55 Wator Street
 Room 234, North Building   Room 234, North Building   Room 234, North Building
 New York, New York 10041   New York, New York 10041   New York, New York 10041
  Attention: Victor Matis    Attention: Victor Matis    Attention: Victor Matis


                           By Facsimile Transmission: (212) 638-7875
                        (For Eligible Institutions only)


                      Confirm facsimile by telephone only: (212) 638-0459


Any questions or requests for assistance or for additional copies of this prospectus and consent solicitation statement, the letter of transmittal and consent or related documents may be directed to the information agent at the telephone numbers listed below. You may also contact the dealer manager at their telephone number set forth below or your custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers and consent solicitations.

The information agent for the exchange offers and consent solicitations is:
                            Mackenzie Partners, Inc.

                                      Attn:
                                   Toll Free:
                               Banks and brokers:

The dealer manager for the exchange offers and consent solicitations are:

                                    JPMorgan
                          270 Park Avenue, 8/th/ Floor
                               New York, NY 10017
                            Toll Free: (866) 839-4666

                                     PART II

                   Information Not Required In The Prospectus

Item 20.  Indemnification of Directors And Officers.

     Virginia law provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

     .    he conducted himself in good faith;

     . he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

     . in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     In addition, Virginia law permits a corporation to make any further indemnify, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

     Our Articles of Incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law.

     We maintain directors' and officers' liability insurance which may provide indemnification, including indemnification against liabilities under the Securities Act of 1933 as amended, to our officers and directors in certain circumstances.

Limitations on Director Liability

     Virginia law provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform was in violation of the director's duty to discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation, provided, that the director, unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

     . one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

     . legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person's professional or expert competence; or

     . a committee of the board of directors of which he is not a member if the director believes, in good faith, that the committee merits confidence.

     In addition, Virginia law provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

     . the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws; or

     . the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

     Our articles of incorporation provide for the elimination of liability of officers and directors in every instance permitted under Virginia law. The liability of an officer or director is not limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Item 16.  Exhibits And Financial Statement Schedules.

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

NO.                               DESCRIPTION OF EXHIBITS
---                               -----------------------

**1.1 Form of Dealer Manager Agreement between Markel Corporation and J.P. Morgan Securities Inc.

3.1 Amended and Restated Articles of Incorporation of Markel Corporation (incorporated by reference to Exhibit 3(i) of Markel's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000)

3.2            Bylaws of Markel Corporation (incorporated by reference to
               Exhibit 4.2 of Markel's Registration Statement on Form S-4 filed as of October 7, 1999 (Registration No. 333-88609))

4.1 Indenture, dated August 26, 1997, among Terra Nova Insurance (UK) Holdings Plc ("Terra Nova"), Terra Nova Bermuda Holdings Ltd. ("Bermuda Holdings"), and The Chase Manhattan Bank, as Trustee. (Filed as Exhibit 4.1 to the Terra Nova's Registration Statement on Form F-4/S-4, Registration No. 333-38063 and incorporated herein by reference)

4.2 Indenture, dated May 18, 1998, among Terra Nova, Bermuda Holdings, The Chase Manhattan Bank, as Trustee. (Filed as Exhibit
               4.2 to the Terra Nova's Registration Statement on Form F-4/S-4, Registration No. 333-53999 and incorporated herein by reference)

*4.10 Form of Indenture between Markel Corporation and The Chase Manhattan Bank, as trustee, relating to the 7.2% Notes

*4.11 Form of Indenture between Markel Corporation and The Chase Manhattan Bank, as trustee, relating to the 7.0% Notes

*4.12 Form of First Supplemental Indenture, among Terra Nova, Bermuda Holdings, The Chase Manhattan Bank, as Trustee, amending the Indenture dated August 26, 1997

*4.13 Form of First Supplemental Indenture, among Terra Nova, Bermuda Holdings, The Chase Manhattan Bank, as Trustee, amending the Indenture dated May 18, 1998

*5.1 Opinion of McGuireWoods LLP regarding the legality of the securities

*8.1 Opinion of McGuireWoods LLP regarding material U.S. federal income tax consequences

*12.1 Markel statement of computation of ratio of earnings to fixed charges

*12.2 Bermuda Holdings statement of computation of ratio of earnings to fixed charges

*23.1          Consent of KPMG LLP

*23.2          Consent of KPMG Audit plc

*23.3          Consent of PricewaterhouseCoopers LLP

*23.4          Consent of McGuireWoods LLP (included in Exhibits 5.1 and 8.1)

*24            Powers of Attorney

*25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as trustee

*99.1          Form of Letter of Transmittal

*99.2          Form of Letter to Depository Trust Company Participants

*99.3          Form of Letter to Beneficial Owners


__________________________________
** To be filed by amendment.
* Filed herewith.


(B)  FINANCIAL STATEMENT SCHEDULES

     Not applicable.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Markel Corporation certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on April 12, 2002.

                                          MARKEL CORPORATION


                                          By: /s/ DARRELL D. MARTIN
                                              --------------------------
                                                  Darrell D. Martin

                                          Title:  [Executive Vice President
                                                  and Chief Financial Officer
                                                  (Principal Financial Officer,
                                                  Principal Accounting Officer)]


            Signature                                           Title
------------------------------------        -------------------------------------------------
/s/ ALAN I. KIRSHNER*                       Director, Chairman and Chief Executive
------------------------------------        Officer  (Principal Executive Officer)
Alan I. Kirshner

/s/ ANTHONY F. MARKEL*                      President, Director
------------------------------------
Anthony F. Markel

/s/ STEVEN A. MARKEL*                       Vice-Chairman, Director
------------------------------------
Steven A. Markel

/s/ DARRELL D. MARTIN*                      Director, Executive Vice President and
------------------------------------        Chief Financial Officer (Principal Financial
Darrell D. Martin                           Officer, Principal Accounting Officer)

/s/ MARK J. BYRNE*                          Director
------------------------------------
Mark J. Byrne

/s/ DOUGLAS C. EBY*                         Director
------------------------------------
Douglas C. Eby

/s/ LESLIE A. GRANDIS*                      Director
------------------------------------
Leslie A. Grandis

/s/ STEWART M. KASEN*                            Director
--------------------------------------------
Stewart M. Kasen

/s/ GARY L. MARKEL*                              Director
--------------------------------------------
Gary L. Markel

/s/ THOMAS S. GAYNER*                            Director
--------------------------------------------
Thomas S. Gayner


*By: /s/ GREGORY B. NEVERS
     ---------------------------------------
       Gregory B. Nevers
       Attorney-in-fact

Exhibit Index

NO.                                  DESCRIPTION OF EXHIBITS
---                                  -----------------------

*1.1 Form of Dealer Manager Agreement between Markel Corporation and J.P. Morgan Securities Inc.

3.1 Amended and Restated Articles of Incorporation of Markel Corporation (incorporated by reference to Exhibit 3(i) of Markel's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000)

3.2                 Bylaws of Markel Corporation (incorporated by reference to
                    Exhibit 4.2 of Markel's Registration Statement on Form S-4 filed as of October 7, 1999 (Registration No. 333-88609))

4.1                 Indenture, dated August 26, 1997, among Terra Nova Insurance
                    (UK) Holdings Plc ("Terra Nova"), Terra Nova Bermuda Holdings Ltd. ("Bermuda Holdings"), and The Chase Manhattan Bank, as Trustee. (Filed as Exhibit 4.1 to the Issuer's Registration Statement on Form F-4/S-4, Registration No. 333-38063 and incorporated herein by reference)

4.2 Indenture, dated May 18, 1998, among Terra Nova, Bermuda Holdings, The Chase Manhattan Bank, as Trustee. (Filed as
                    Exhibit 4.2 to the Terra Nova's Registration Statement on Form F-4/S-4, Registration No. 333-53999 and incorporated herein by reference)

*4.10 Form of Indenture, between Markel Corporation and The Chase Manhattan Bank, as trustee, relating to the 7.2% Notes

*4.11 Form of Indenture, between Markel Corporation and The Chase Manhattan Bank, as trustee, relating to the 7.0% Notes

*4.12 Form of First Supplemental Indenture, among Terra Nova, Bermuda Holdings,The Chase Manhattan Bank, as Trustee, amending the Indenture ated August 26,1997

*4.13 Form of First Supplemental Indenture, among Terra Nova, Bermuda Holdings,The Chase Manhattan Bank, as Trustee, amending the Indenture dated May 18, 1998

*5.1 Opinion of McGuireWoods LLP regarding the legality of the securities

*8.1 Opinion of McGuireWoods LLP regarding material U.S. federal income tax consequences

*12.1 Markel statement of computation of ratio of earnings to fixed charges

*12.2 Bermuda Holdings statement of computation of ratio of earnings to fixed charges

*23.1        Consent of KPMG LLP

 23.2        Consent of KPMG Audit plc

*23.3        Consent of PricewaterhouseCoopers LLP

*23.4        Consent of McGuireWoods LLP (included in Exhibits 5.1 and 8.1)

*24          Powers of Attorney

*25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as trustee

*99.1        Form of Letter of Transmittal

*99.2        Form of Letter to Depository Trust Company Participants

*99.3        Form of Letter to Beneficial Owners

________________________________
** To be filed by amendment.
* Filed herewith.